Exhibit 2.3

EXECUTION VERSION

MANAGEMENT, OPERATION AND MAINTENANCE

AGREEMENT

between

PATTERN PANHANDLE WIND 2 LLC

and

PATTERN OPERATORS LP

Dated as of

December 20, 2013

*** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

TABLE OF CONTENTS

 PAGE

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	1
ARTICLE 2 ENGAGEMENT OF THE O&M CONTRACTOR		2
2.1	Engagement of the O&M Contractor	2
2.2	Relationship	2
2.3	Engagement of Third Parties	2
ARTICLE 3 TERM AND RENEWAL; LIMITED CONSTRUCTION MANAGEMENT SERVICES		3
ARTICLE 4 O&M CONTRACTOR’S SERVICES; DUTIES; OBLIGATIONS		3
4.1	Services	3
4.2	Other General Duties	10
4.3	Unassumed Obligations	12
ARTICLE 5 ENVIRONMENTAL REMEDIATION; INDEMNIFICATION		12
5.1	Compliance with Environmental Laws	12
5.2	Environmental Liability; Indemnification	13
ARTICLE 6 REPRESENTATIONS AND WARRANTIES		14
6.1	General	14
6.2	O&M Contractor Representations	14
6.3	Owner Representations	15
ARTICLE 7 FEES AND COST REIMBURSEMENT		15
7.1	Fees	15
7.2	Reimbursable Expenses	16
7.3	Payment Procedure	16
7.4	Past Due Amounts	17
ARTICLE 8 RIGHTS OF OWNER; LICENSE OF OWNER PROPERTY		17
8.1	Owner Property	17
8.2	License of Owner Property	17
ARTICLE 9 INDEMNIFICATION		17
9.1	Indemnification by the O&M Contractor	17

9.2	Indemnification by the Owner	18
9.3	Indemnification Procedure	18
9.4	Survival	19
ARTICLE 10 TERMINATION		19
10.1	Termination by Either Party	19
10.2	Termination by Owner	20
10.3	Termination by the O&M Contractor	20
10.4	Termination for Convenience and Suspension	20
10.5	Wind Plant Condition at End of Term	21
10.6	Delivery of Owner Property and Other Matters	21
ARTICLE 11 STANDARD OF PERFORMANCE		22
11.1	Prudent Operator Standard; No Implied Warranties	22
11.2	Assignment of Warranties	22
ARTICLE 12 LIMITATIONS OF LIABILITY		22
12.1	Total Limitation of Liability	22
12.2	Waiver of Consequential Damages	23
ARTICLE 13 FORCE MAJEURE		23
ARTICLE 14 INSURANCE		24
ARTICLE 15 NOTICES		24
ARTICLE 16 CONFIDENTIALITY		25
16.1	General Confidential Information	25
16.2	Limited Disclosure of Confidential Information	25
ARTICLE 17 ARBITRATION		26
17.1	Arbitration	26
ARTICLE 18 MISCELLANEOUS		27
18.1	Execution	27
18.2	Governing Law	28
18.3	Amendments, Supplements, Etc	28
18.4	Headings	28
18.5	Assignment	28
18.6	Successors and Assigns	28
18.7	Other Customers	28
18.8	Waiver	28

18.9	Severability	28
18.10	Construction	29
18.11	Entire Agreement	29
18.12	Lenders and Financing Parties	29
18.13	No Third-Party Beneficiaries	29

Exhibits
A	-	Schedule of Definitions
B	-	[Reserved]
C	-	First Year’s Operating and Capital Budget
D	-	Form of Monthly Reports
E	-	Real Property Documents
F	-	[Reserved]
G	-	Permits
H	-	Project Agreements
I	-	Included Services

Schedules
2.3(i)	Approved Subcontractors
2.3(ii)	Subcontractor Insurance Requirements
4.1(d)	Certain Additional O&M Contractor Duties under Project Agreements
7.2(c)	Labor Rates
10.4(a)	Demobilization Schedule
14	Insurance Requirements

MANAGEMENT, OPERATION AND MAINTENANCE AGREEMENT

This MANAGEMENT, OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”), dated as of December 20, 2013 is between Pattern Panhandle Wind 2 LLC, a Delaware limited liability company (the “Owner”), and Pattern Operators LP, a Delaware limited partnership (the “O&M Contractor”). The Owner and the O&M Contractor are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, the Owner is developing and will own the Wind Plant and the O&M Contractor has expertise in the management, operation, maintenance and administration of wind-powered electrical generating facilities; and

WHEREAS, the Owner wishes to engage the O&M Contractor, and the O&M Contractor wishes to accept such engagement, to manage, operate, maintain and administer the Wind Plant and to perform certain other duties pertaining to the Wind Plant, in each case in accordance with terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.

As used in this Agreement, including the Recitals, all capitalized terms shall have the respective meanings given to them in this Agreement and in the Schedule of Definitions attached as Exhibit A.

1.2           Construction.

All references herein to any agreement shall be to such agreement as amended, supplemented or modified from time to time in accordance with its terms. All references to a particular entity shall include a reference to such entity’s successors and permitted assigns. The words “herein”, “hereof’ and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.  The words “includes” or “including” shall be deemed to mean “including, without limitation” or the correlative meaning. All exhibits and schedules to this Agreement are hereby incorporated herein by reference and considered a part of this Agreement for all purposes.

ARTICLE 2
ENGAGEMENT OF THE O&M CONTRACTOR

2.1           Engagement of the O&M Contractor.

The Owner hereby engages the O&M Contractor as an independent contractor to manage, operate, maintain and administer the Wind Plant and to perform other duties pertaining to the Wind Plant, all as set forth in this Agreement. The O&M Contractor accepts such engagement and agrees to perform such duties in accordance with the terms and conditions hereof.

2.2           Relationship.

The O&M Contractor shall act as an independent contractor of the Owner with respect to the performance of its obligations hereunder. Neither the O&M Contractor nor any of its affiliates, employees, Subcontractors, vendors or suppliers, or any of their respective employees shall be deemed to be agents, representatives, employees, or servants of the Owner as a result of this Agreement or of performing any duties hereunder, and no such Person as a result of entering into this Agreement or of performing any duties hereunder shall have the right, authority, obligation or duty to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the Owner; provided, that the O&M Contractor shall have the right to act for and on behalf of the Owner to the extent expressly contemplated by and in accordance with this Agreement. In no case shall this Agreement be construed to create a relationship of partnership or any other association of profit between the Owner, on the one hand, and the O&M Contractor or any of its affiliates, employees, Subcontractors, vendors or suppliers, or any of their respective employees, on the other hand.

2.3           Engagement of Third Parties.

The O&M Contractor may engage such Persons (including the O&M Contractor’s Affiliates) as it deems advisable for the purpose of performing or carrying out any of its obligations under this Agreement (such Persons, the “Subcontractors”); provided, however, that other than as set forth herein (i) no such engagement shall relieve the O&M Contractor of any of its obligations or liabilities under this Agreement, including without limitation those set forth in Article 11, (ii) the O&M Contractor’s use of Subcontractors shall not modify or increase the Fixed Fee payable to the O&M Contractor hereunder and (iii) the engagement of any proposed Subcontractor that is not listed on Schedule 2.3(i) hereto shall be subject to the Owner’s prior written approval, not to be unreasonably withheld or delayed, if the annual amount payable to such Subcontractor under the relevant subcontract exceeds fifty thousand dollars ($50,000). As between the Owner and the O&M Contractor, the O&M Contractor shall be solely responsible for the acts and omissions of all Subcontractors taken or omitted to be taken by such Subcontractor in its capacity as a subcontractor hereunder. O&M Contractor shall monitor the performance of any Subcontractors and each such Subcontractors’ compliance with the terms of its subcontract.  In no case shall the Owner be deemed to have contractual privity with any Subcontractor solely as a result of the engagement by the O&M Contractor of such Subcontractor for the provision of services to be performed hereunder. The O&M Contractor shall, without limiting the O&M Contractor’s obligations or liability to the Owner, in connection with any subcontract that exceeds fifty thousand dollars ($50,000) in value require each such

Subcontractor to include in its respective subcontract (a) provisions incorporating the Prudent Operator Standard, (b) provisions obligating the Subcontractor to defend, indemnify and hold harmless any Owner Indemnified Party in accordance with the provisions of Article 9 for events arising out of or otherwise in connection with the Subcontractor in its capacity as a subcontractor hereunder or its provision of materials or equipment in connection therewith and (c) insurance requirements meeting the standards set forth in Schedule 2.3(iii) hereto.  At the Owner’s request, the O&M Contractor shall deliver to Owner copies of all subcontracts containing such representations, warranties, guarantees and obligations.

ARTICLE 3
TERM AND RENEWAL; LIMITED CONSTRUCTION MANAGEMENT SERVICES

The initial term of this Agreement shall commence on the date specified in a written notice from the Owner to the O&M Contractor (the “Commencement Date”) that is six months prior to the expected date of the Commercial Operation Date and shall continue until the date that is ten (10) years from the Commercial Operation Date (such period being the “Initial Term”).  Upon the expiration of the Initial Term and of any subsequent extension of this Agreement, this Agreement shall automatically be extended on the same terms and conditions for a five-year period unless either Party delivers a written notice of non-renewal to the other Party at least sixty (60) days prior to the scheduled expiration (the Initial Term plus any such extension being the “Term”).

ARTICLE 4
O&M CONTRACTOR’S SERVICES; DUTIES; OBLIGATIONS

The O&M Contractor agrees to provide the services described in Sections 4.1 and 4.2(a), (b) and (c) (together, the “Services”), as well as the services described in Sections 4.2(d) and (e), from and after (A) the date that the Turbine Supplier Service Period ends in the case of the services to be performed under Section 4.1(c) (other than managing and coordinating the WTG maintenance services provided by Turbine Supply Provider under the SMA); (B) the Commencement Date in the case of all other services to be performed hereunder; or (C) as otherwise set forth herein:

4.1           Services.

(a)           Wind Plant Management, Operation and Maintenance.  Managing, operating, maintaining and administering the Wind Plant in accordance with the Prudent Operator Standard and the Project Operating Procedures, as further described in this Agreement, including the day-to-day management of the Wind Plant but excluding any administrative services which are the responsibility of the Administrator under the Project Administration Agreement.  The Owner shall make available for O&M Contractor’s use the operation and maintenance facility at the Wind Plant Site as is necessary for O&M Contractor’s personnel to perform certain of their duties.  During the WTG Maintenance Service Period, the operation and maintenance facility shall be shared with Turbine Supplier’s personnel.

(b)           Balance of Plant Maintenance.

(i)           Performing, or, subject to Section 2.3, engaging Subcontractors to perform, all Included Scheduled BOP Maintenance pertaining to the Balance of Plant and providing such technical support as is commercially reasonable and necessary for the operation and maintenance of the Wind Plant in the ordinary course.

(ii)             Managing and coordinating all Excluded Scheduled BOP Maintenance and Unscheduled BOP Maintenance pertaining to the Wind Plant.  The O&M Contractor shall have the option of (a) arranging for Owner to enter into contracts with third-parties for the performance of Excluded Scheduled BOP Maintenance and the performance of Unscheduled BOP Maintenance (any such contract, an “Excluded BOP Maintenance Contract”), or (b) entering into an Excluded BOP Maintenance Contract itself with third parties; provided that, for any Excluded BOP Maintenance Contract having a value in excess of $75,000 Owner shall have reasonable approval rights to the extent it will bear liability thereunder; and further provided that, notwithstanding Section 2.3, other than with respect to its obligation to manage and coordinate the performance of Excluded Scheduled BOP Maintenance or Unscheduled BOP Maintenance, as the case may be, thereunder, the O&M Contractor shall have no liability to the Owner under any Excluded BOP Maintenance Contract, and that Owner expressly disclaims and Owner hereby releases the O&M Contractor from any such liability, other than liability associated with O&M Contractor’s obligation to manage any third-party’s performance under the Excluded BOP Maintenance Contract, if the O&M Contractor enters into the Excluded BOP Maintenance Contract directly with any third party.  The Owner shall reimburse the O&M Contractor in accordance with Section 7.3 for costs paid by the O&M Contractor in connection with any services provided under any Excluded BOP Maintenance Contract.  The O&M Contractor shall, if so directed by the Owner, enforce the Owner’s rights and remedies under any Excluded BOP Maintenance Contract.  Notwithstanding Section 2.3, expenses incurred by the O&M Contractor pursuant to, and enforcing rights and remedies under, Excluded BOP Maintenance Contracts shall be Additional Expenses.

(c)	Wind Turbine Maintenance.

(i)           During the Turbine Supplier Service Period, the O&M Contractor shall not be responsible for the wind turbine maintenance services described in this Section 4.1(c), but shall manage and coordinate the WTG maintenance services provided by Turbine Service Provider under the SMA.  Commencing on the first day after the Turbine Supplier Service Period ends, and for the remainder of the Term (such period of time, the “WTG Maintenance Service Period”), the O&M Contractor shall in each case as described in subsection (ii), supply or arrange for the services set forth in this Section 4.1(c).  The Parties acknowledge that the Owner has the discretion to extend the initial term of the SMA and/or enter into a new agreement with Turbine Service Provider to supply WTG maintenance services subsequent to the initial term or any extended term of the SMA, but that upon the termination of the SMA or, if applicable, a termination of a renewal or replacement thereof entered into with Turbine Service Provider, the WTG Maintenance Service Period hereunder shall commence. Upon making a determination that it does not intend to extend the term of the SMA or enter into a new WTG maintenance agreement with Turbine Service Provider, the Owner shall so notify the O&M Contractor, such notice to be provided at least three months prior to the then scheduled termination of the SMA or the SMA replacement agreement.  After receiving such notice, the O&M Contractor shall cooperate with the Owner and with Turbine Service Provider to ensure a well-coordinated transition of the services to be provided under this Section 4.1(c) from Turbine Service Provider to the Subcontractors engaged to perform such services pursuant to subsection (ii) below so that such parties are able to provide such services in accordance with the standards required hereunder as of the commencement of the WTG Maintenance Service Period.

(ii)           During the WTG Maintenance Service Period, the O&M Contractor shall engage Subcontractors to perform, or arrange for the performance of in the manner described in the following sentence, all Scheduled WTG Maintenance and Unscheduled WTG Maintenance (collectively, “WTG Maintenance”).  O&M Contractor shall have the option of (a) arranging for Owner to enter into contracts with third-parties for the performance of WTG Maintenance (any such contract, a “WTG Maintenance Contract”), or (b) entering into WTG Maintenance Contracts itself with third parties; provided that, for any WTG Maintenance Contract the Owner shall have approval rights if the obligations or liabilities of the Owner thereunder can reasonably be expected to be in excess of two-hundred fifty thousand ($250,000); and further provided that, notwithstanding Section 2.3, O&M Contractor shall have no liability under any WTG Maintenance Contract to Owner, and Owner expressly disclaims and hereby releases O&M Contractor from any such liability, other than liability associated with the O&M Contractor’s obligation to manage any third-party’s performance under the WTG Maintenance Contract, if the O&M Contractor enters into the WTG Maintenance Contract directly with any third party.  O&M Contractor shall, if so directed by Owner, enforce O&M Contractor’s rights and remedies under any WTG Maintenance Contract.  Notwithstanding Section 2.3, expenses incurred by the O&M Contractor pursuant to, and enforcing its rights and remedies under, WTG Maintenance Contracts shall be Additional Expenses.

(d)           Project Agreement Administration and Performance.  Reviewing, managing and administering the Project Agreements and, on behalf of the Owner, coordinating and liaising with each counterparty under the Project Agreements and performing the Owner’s obligations thereunder, in each case to the extent required for the O&M Contractor to perform its obligations hereunder; provided, however, that the Owner may at any time notify the O&M Contractor that the Owner has elected to itself perform all or part of any obligation of the Owner under a Project Agreement, whereupon the O&M Contractor shall be relieved from the obligations of this paragraph to the extent and for the duration of the Owner’s performance thereof. Certain specific tasks assigned to the O&M Contractor for performance under the Project Agreements are set forth on Schedule 4.1(d) hereto. The Parties recognize that Schedule 4.1(d) may not be comprehensive but is intended to supplement the general provisions of this paragraph, and that the Owner by notice at any time may add or remove items from Schedule 4.1(d) in accordance with this paragraph.

(e)           Personnel.  Providing sufficient suitably qualified persons, as employees or Subcontractors of the O&M Contractor, who shall be and remain under the exclusive control of the O&M Contractor, and not as employees or Subcontractors of the Owner, as necessary to enable the O&M Contractor to perform all of its obligations in accordance with this Agreement. O&M Contractor shall have an operator(s) on duty on site during normal business hours in accordance with the Prudent Operator Standard. Requiring its employees and Subcontractors and their employees to comply with the Occupational Safety and Health Act, and the applicable rules promulgated thereunder by the U.S. Department of Labor and all Applicable Laws affecting job safety.

(f)           Scheduling.  In coordination with the Owner, providing information about the expected production and availability of the Wind Plant in accordance with the requirements of the Energy Hedge Agreement and the Interconnection Agreement, scheduling work performed by other contractors and scheduling power outages and maintenance shutdowns to reasonably minimize revenue loss. Upon the Owner’s request, communicating regularly with any power purchaser, Owner’s market service providers, and with the grid operator (including any independent system operator or regional transmission organization) with respect to scheduling of services and outages, and in the event of a power outage, reporting on such measures and actions as are necessary to restore power production in a timely manner and as required by the Project Agreements. In accordance with subsection (d) hereof, responsibilities will include coordination under the Energy Services Agreement to facilitate the energy deliveries to the electric markets and electric transmission system administered by ERCOT.

(g)           Service and Technical Bulletins.  Managing, in consultation with the Owner, the implementation of service bulletins issued by the Turbine Service Provider, Turbine Supplier or Balance of Plant Construction Contractor or any Balance of Plant equipment manufacturer.  Cooperating and coordinating with, and assisting in all commercially reasonable respects, the Turbine Service Provider (during the Turbine Supplier Service Period) and the Owner in maintaining all service and technical bulletins and revisions to the O&M Manuals.

(h)           Procurement/Disposition of Equipment, Tools and Parts.

(i)           Purchasing, renting or otherwise acquiring, on behalf of and for the account of the Owner such equipment, machinery and special tools necessary for Excluded Scheduled BOP Maintenance, WTG Maintenance, Unscheduled BOP Maintenance and of the Wind Plant but only in accordance with terms, timing and amounts set forth in the current Operating and Capital Budget or as otherwise instructed in writing by the Owner. Selling or otherwise disposing of such items of equipment, machinery, vehicles and tools that are worn out, obsolete, surplus or no longer useful for the proper operation and routine maintenance of the Wind Plant, each such sale or disposal to be made on an “as is,” “where is” and without warranties basis, and providing the Owner with all monies received in respect thereof and an accounting thereof; provided that such sales or dispositions of tools or equipment shall comply with applicable requirements of Sections 6.04 and 6.05(c) of the LLC Agreement. All such expenditures by the O&M Contractor shall, wherever possible, be paid directly by the Owner. If such expenditures are paid for by the O&M Contractor, they shall be considered Additional Expenses.

(ii)           At least semi-annually, assessing Balance of Plant Parts and, after the Warranty Period ends, WTG Parts, inventory and recommending to the Owner a list of Parts and Consumables necessary or advisable to be maintained.

(iii)           On behalf of the Owner and in accordance with the Operating and Capital Budget, procuring all Parts and Consumables related to the Balance of Plant, and after the Warranty Period ends, related to the WTGs, in each case agreed to by the Owner, and managing the receipt, unloading, handling and storage of all Parts and Consumables.  Parts and Consumables shall be stored on the Wind Plant Site or be in a location such that they can be accessed and utilized in a timely manner in accordance with the Prudent Operator Standard.  All

Parts and Consumables utilized by the O&M Contractor for performance under this Agreement during the term of any equipment warranties shall be of specification and quality required so as to in no way invalidate such warranties, or any portion thereof.

(iv)           Retain any failed Balance of Plant components, and after the Warranty Period ends, WTG components, for inspection if required by the Owner’s insurance carriers, and cooperate with cognizant personnel regarding such inspections.

(i)           Consultation with Owner.  Consulting and cooperating with the Owner in relation to the provision of the O&M Contractor’s services and the management of the Wind Plant, including the development of each Operating and Capital Budget.

(j)           Reporting; Notices; Records.

(i)           Providing monthly reports in the form attached as Exhibit D by the fifteenth (15th) day of the following month and attending such monthly and/or quarterly meetings as the Owner may reasonably request; provided, the O&M Contractor receives at least five (5) days’ notice of such meetings, and such meetings are either held within twenty (20) miles of the O&M Contractor’s office, the Wind Plant Site, any other site as mutually agreed, or may be attended telephonically.

(ii)           Collecting and recording data and information regarding the Wind Plant’s performance and meteorological data provided by equipment installed at the Wind Plant Site and generating for the Owner performance reports setting forth, among other information reasonably required by the Owner, the Wind Plant’s performance and availability and, if applicable the same as compared against any guaranteed levels set forth in the Project Agreements.  If required by the Project Agreements or at Owner’s commercially reasonable request, collecting data and information and preparing and delivering reports, notices and certificates pertaining to operational, maintenance or technical matters to be delivered or maintained under any Project Agreement, and retaining copies thereof for the required time periods.

(iii)           Promptly upon first learning of the same, providing to the Owner written notice of any orders or requirements of any Governmental Authority affecting the Wind Plant.

(iv)           Collecting and providing any information regarding the Wind Plant required for any reports to federal, state, or local Governmental Authorities.

(v)           Preparing and maintaining an operations log (including incorporation of SCADA System data, as appropriate) in sufficient detail to document claims, if any, under availability or performance guaranties in the Project Agreements, including the average availability of the Wind Plant, average wind measurements for each day, planned and unplanned maintenance outages, circuit breaker trip operations requiring a manual reset, partial deratings of equipment, curtailments, and any other significant events related to the operation of the Wind Plant. Providing financial information related to the O&M Contractor’s performance hereunder as necessary to monitor and report on the financial performance of the Wind Plant.

(vi)           Monitoring and promptly reporting to the Owner and to any other parties entitled to receive such notice any incidence of property damage or loss or total destruction of any part of the Wind Plant, personal injury or other loss concerning or relating to the Wind Plant and all malfunctions, failures, serial defects or retrofits, including any Unscheduled Maintenance that is required and any WTG manufacturer service bulletin requirements, and any events that are reasonably likely to lead to material damage or malfunctions, failures, serial defects or retrofits.

(vii)           Keeping books and records in accordance with generally accepted accounting practices fully documenting Fixed Fees and Reimbursable Expenses for a period of three (3) years after the earning and payment of the applicable Fixed Fees and Reimbursable Expenses or such longer period as is required by Applicable Law.

(viii)           Providing such information to the Owner as the Owner shall reasonably request in connection with the preparation and timely filing of tax returns or other forms related to the financial activities of the Wind Plant with the appropriate authorities.

(ix)           Promptly providing written notice to the Owner, all in commercially reasonable detail and promptly upon learning of the event requiring notice, of (x) any violation of any Applicable Law, including a requirement of any Permit, (y) all events, occurrences, conditions, and issues that the O&M Contractor reasonably considers are material to, or are likely to have a material adverse effect on, the operation, maintenance, or results of operations, including notices of liens and claims of liens and any and all notices under Project Agreements of defaults, events or other conditions required to be reported to the counterparties thereunder and (z) any breach under a Project Agreement by any party thereto.

(x)           Providing such other reports and information as may be reasonably requested by the Owner under the terms of this Agreement, including without limitation, relating to the Project Agreements.

(k)           Warranties; Insurance; Damage Remediation. To the extent still in effect during the Term, verifying that all parties providing warranties for the Wind Plant comply promptly and diligently with all of their respective warranty obligations, and providing such parties prompt and timely notice of all matters affecting their respective warranty obligations. Coordinating and scheduling the provision of all warranty work and cooperating with the party providing such work. Using all commercially reasonable efforts to assist with the enforcement of and attainment of recompense or remuneration under relevant policies of insurance (without obligation to litigate) and providing such information and data as is necessary for the insurance provider to adjust such claims; provided, that the resolution of any claim shall require the prior written consent of the Owner. Assisting and supporting the plan and the implementation of remedial activities associated with any accidents or damage relating to the Wind Plant.

(l)           SCADA System; Dispatch Management. Overseeing the operation and routine maintenance of the SCADA System and, during any period when the SCADA System is not fully operational, either providing (pursuant to a separate Statement of Work), or assisting the Owner in otherwise obtaining and coordinating with and assisting, around-the-clock staffing so as to facilitate timely responses to curtailment or other orders made by the Person(s) entitled to provide such curtailment or other orders. Checking all applicable invoices regarding kilowatt hours each month against the available production data, including data generated by the SCADA System and other time or use data recorded by the O&M Contractor.

(m)           Monitoring. Providing off-site monitoring of the Wind Plant twenty four hours a day, seven days per week.

(n)           Environmental, Health and Safety Plan; Security Plan. Implementing and prosecuting, with the Owner’s prior written approval, a written environmental, health and safety plan covering all operations at the Wind Plant.  Such plan shall address matters customarily covered by similar plans for wind projects in the United States of the type and size comparable to the Wind Plant.  Upon obtaining actual knowledge thereof, the O&M Contractor shall notify the Owner in writing of any of the following matters, to the extent related to environmental, health or safety matters of the Wind Plant or the operation and maintenance thereof: any material violation of any applicable environmental, health or safety law; any inspection by Governmental Authorities; any notice of environmental, health and safety violations issued by any Governmental Authority; any pending administrative or judicial proceeding; or any material release of Hazardous Materials.  To the extent the O&M Contractor becomes aware of any environmental, health or safety matter at the Wind Plant or the Wind Plant Site that requires a corrective action, the O&M Contractor shall, in consultation with the Owner and at the Owner’s expense except to the extent such matter is caused by the O&M Contractor’s negligence, initiate such corrective action.  Implementing and prosecuting, with the Owner’s prior written approval, a written security plan for the Wind Plant and the Wind Plant Site.  Investigating all accidents or damage relating to the Wind Plant.

(o)           Compliance with Law; Opposing Regulatory Action. Taking all commercially reasonable steps to ensure that the Wind Plant complies with all Applicable Laws, including those relating to occupational safety and health or environmental protection, and taking such action as may be necessary to comply promptly with any valid orders or requirements of any Governmental Authority affecting the Wind Plant. Upon obtaining actual knowledge thereof, the O&M Contractor shall notify the Owner in writing by email to generalcounsel@patternenergy.com of any of the following matters, to the extent related to the Wind Plant or the operation and maintenance thereof: any material violation of any Applicable Law; any non-routine inspection by Governmental Authorities; any notice of any alleged violation of Applicable Law issued by any Governmental Authority; any pending administrative or judicial proceeding.  Not supporting, and cooperating with the Owner, at the Owner’s expense, in opposing, any action of any Governmental Authority having jurisdiction hereof that could result in the vitiation of any of the terms or conditions hereof or have any other material adverse effect on this Agreement.

(p)           Local Relations.  Maintaining cordial and “good neighbor” relations with local landowners and community representatives that contact the Wind Plant or the O&M Contractor about any matters affecting the Wind Plant.  The O&M Contractor shall also abide by the requirements of all Real Property Documents in the course of performing Services hereunder.

(q)           Liens and Encumbrances.  Keeping the Wind Plant and all real property and personal property and equipment associated with or part of the Wind Plant free and clear of all liens and encumbrances attributable to the O&M Contractor’s (or its Subcontractors’) acts or omissions; provided, that this paragraph shall not prohibit the existence or recordation of liens arising out of a failure of the Owner to meet its payment obligations hereunder to the O&M Contractor or any other Person providing labor or services to the Wind Plant under contract to the Owner.  To the extent that the Owner satisfies its payment obligations hereunder, the O&M Contractor shall indemnify and hold harmless the Owner from, and defend the Owner against, any and all liens or similar claims against the Wind Plant or the Wind Plant Site filed by a Subcontractor or supplier in connection with goods or services supplied by a Subcontractor or supplier engaged by the O&M Contractor hereunder, including all reasonable expenses and reasonable attorneys’ fees incurred in discharging any liens or similar encumbrances.  Notwithstanding the foregoing, the O&M Contractor shall discharge of record, or bond over with a bond reasonably acceptable to the Owner, any lien no later than thirty (30) days after written demand therefor is made by the Owner.

(r)           Permits.  At the Owner’s request and expense, applying for (in the Owner’s name or otherwise as appropriate), prosecuting and seeking to obtain any Permit required from time to time in connection with the operations and maintenance of the Wind Plant after the commencement of operations at the Wind Plant, as required by Applicable Law, and liaising and coordinating with all Governmental Authorities issuing, monitoring or otherwise having authority over any such Permit.

(s)           Interface. At the Owner’s request, represent or assist the Owner in dealings with any independent system operator or regional transmission organization, Governmental Authority and other third-parties relevant to the Project Agreements (except that the Parties agree that the O&M Contractor is not an agent of the Owner and the O&M Contractor agrees it has no authority to commit the Owner, nor shall it purport to commit the Owner, to any contractual obligation without the prior written consent of the Owner).

(t)           Consultants. At the Owner’s request and expense obtain, manage, and assist legal counsel, engineers, environmental consultants, and other professional consultants in connection with the Wind Plant, it being understood that the terms of engagement in each such case, including scope, hourly rates, costs and expenses and expected aggregate of all costs, shall be subject to the prior written approval of the Owner.

(u)           Site Security.  Coordinate site security with respect to those parts of the Wind Plant Site that the Prudent Operator Standard would require be secured, and implement and prosecute with Owner’s approval a written site security plan.  Any expenses incurred by O&M Contractor to provide such security or prepare such plan are Additional Expenses.

4.2           Other General Duties.

(a)           Owner Access; Audit Rights.  At all times the O&M Contractor shall allow the Owner and the Owner’s authorized representatives access to the Wind Plant and the Wind Plant Site, and upon not less than twenty-four (24) hours’ notice to the O&M Contractor, given during a normal Business Day, allow the Owner and the Owner’s authorized representatives access to inspect the books and records maintained by the O&M Contractor (excluding the O&M Contractor’s company books and records) with respect to the Wind Plant and such other property in which the Owner has an interest and which comprises or is used in connection with the Wind Plant, and to allow the Owner to cause an audit thereof to be conducted (at the Owner’s own cost and expense unless the audit discloses material errors or omissions in which case the O&M Contractor shall bear the cost of the audit); provided, that the Owner shall only have the right to challenge any invoice if such challenge is made within three (3) years of the date of the underlying invoice, and provided that the O&M Contractor’s personnel files shall not be subject to inspection. If any such inspection or audit discloses that any error has occurred and that, as a result thereof, any overpayment or any underpayment has occurred, the amount thereof shall promptly be paid with interest at the rate set forth in Section 7.4 to the Party to whom it is owed by the other Party; provided, that a Party shall only be liable for any amounts hereunder that relate to errors discovered and disclosed within the authorized inspection and audit period.

(b)           Operating and Capital Budget.

(i)           Assist the Owner and Administrator as necessary in preparing a proposed budget for the Wind Plant (the “Operating and Capital Budget”), detailing the expected revenue and expenses for the following year.  In the event that a proposed Operating and Capital Budget is not adopted by the Owner within the time indicated, the Owner shall so notify the O&M Contractor, and the Operating and Capital Budget, prepared and approved for the previous year, including in the case of the Operating and Capital Budget for the second year of operations, the First Year’s Operating and Capital Budget attached as Exhibit C shall be utilized until such time as the new Operating and Capital Budget is approved.  Proposed revisions to the Operating and Capital Budget may be submitted from time to time by the O&M Contractor, that, if approved by the Owner (such approval not to be unreasonably withheld), shall replace the existing Operating and Capital Budget for the remainder of the relevant year. The bona fide costs and expenses incurred by the O&M Contractor in connection with the provision of the Services in accordance with the most recently approved Operating and Capital Budget shall not require any additional approval of the Owner; provided, however, that the O&M Contractor shall nevertheless be responsible for ensuring that such expenditures are commercially reasonable, bona fide and necessary.

(ii)           If, during any calendar year the O&M Contractor believes that a variance in excess of ten percent (10%) is reasonably likely to occur between the actual expense of operating and maintaining the Wind Plant and the budgeted expense of operating and maintaining the Wind Plant, the O&M Contractor shall promptly notify the Owner of such belief in writing and advise the Owner of the necessary revisions to the annual operating budget and the reasons for those revisions. If the Owner agrees, the Parties shall proceed in good faith to revise the Operating and Capital Budget in such manner for the balance of the year.

(c)           Restricted Actions. The O&M Contractor shall obtain the Owner’s permission before engaging in activities with respect to the Wind Plant that are not (i) within the scope of this Agreement or (ii) reasonably required to prevent, mitigate or respond to an Emergency. The O&M Contractor shall not in any case undertake any of the following actions, without the prior written approval of the Owner:

(i)           cause the creation or assumption by the Owner of any indebtedness for borrowed money, or cause any mortgage, lien, security interest or encumbrance on any assets or properties of the Wind Plant;

(ii)           cause the Owner to act as surety, grant guaranties or incur similar liabilities on behalf of third parties, directly or indirectly, whether for borrowed money or otherwise;

(iii)           cause the conveyance, modification, sale or other disposition of any part of the Wind Plant (but without prejudice to Section 4.1(h));

(iv)           waive any of the Owner’s rights under, or terminate or amend any Project Agreement;

(v)           change the capacity characteristics of the Wind Plant; or

(vi)           cause the sale of electric energy from the Wind Plant, other than as may be directed by the Owner.

(d)           Extra Work.  From time to time during the Term of this Agreement, the Owner may request that the O&M Contractor furnish services in addition to those in Sections 4.1 and 4.2. Each instance of additional agreed upon service must be specified in a written statement of work (a “Statement of Work”) executed by the Parties. Each Statement of Work shall reference this Agreement and shall specify (i) the services to be performed by the O&M Contractor, (ii) an estimate of charges, based on the Rate Schedule, to the Owner for the services and (iii) other mutually agreed upon information.

(e)           Emergencies.  Notwithstanding the foregoing, in the event of any Emergency involving the Wind Plant that endangers life or property, the O&M Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as practicable, report any such material incident, including the O&M Contractor’s response thereto, to the Owner.

4.3           Unassumed Obligations.

Notwithstanding any other provision of this Agreement, the O&M Contractor shall have no liability for any obligations not expressly assumed by it under this Agreement and nothing in this Agreement shall obligate the O&M Contractor to perform any duties or assume any liabilities under any agreement to which the O&M Contractor is not directly a party unless such duties are also expressly described in this Agreement and then only to such extent. The Owner acknowledges that the O&M Contractor’s performance under this Agreement is subject to the O&M Contractor having access to all parts of the Wind Plant and the Wind Plant Site (subject to Wind Plant Site safety rules and the terms of Project Agreements) and commercially reasonable availability of all documents as required by the O&M Contractor, including but not limited to all applicable Permits, authorizations or consents, in the performance of its duties hereunder from time to time. The Owner shall perform all obligations required of the Owner or those not expressly assumed by the O&M Contractor.

ARTICLE 5
ENVIRONMENTAL REMEDIATION; INDEMNIFICATION

5.1           Compliance with Environmental Laws.

Without limiting the generality of Section 4.1(n) or (o), the O&M Contractor shall comply with Applicable Laws relating to environmental protection and, to the extent relating to the presence, discharge, disposal or release of any Hazardous Material, health or safety.

5.2           Environmental Liability; Indemnification.

(a)           Environmental Liability.  The O&M Contractor shall have no Environmental Liability in respect of the presence, discharge, disposal or release of any Hazardous Material or any other environmental condition (i) caused prior to the Commencement Date or existing prior to the Commencement Date (whether known or unknown), regardless of the cause of the environmental conditions or other conditions or (ii) caused on or after the Commencement Date or existing on or after the Commencement Date whenever known or discovered except to the extent, in the case of this subclause (ii), such environmental condition is a direct result of (x) any O&M Contractor Indemnified Party’s actions occurring on the Wind Plant Site on or after the Commencement Date, other than any such actions resulting in a disturbance of any Hazardous Material (unless such Hazardous Material was brought onto the Wind Plant Site by any O&M Contractor Indemnified Party after the Commencement Date or unless such Hazardous Material was disturbed as a result of the active negligent actions of or breach of the terms of this Agreement by any O&M Contractor Indemnified Party) in connection with the operation, monitoring, maintenance or repair of the Wind Plant, even if no environmental condition would have occurred but for such disturbance or (y) breach by O&M Contractor of its obligations hereunder.  The O&M Contractor’s responsibility shall be limited to environmental conditions that arise as a direct result of (a) the O&M Contractor Indemnified Party’s actions occurring on the Wind Plant Site on or after the Commencement Date, other than any such actions resulting in a disturbance of any Hazardous Material (unless such Hazardous Material was brought onto the Wind Plant Site by any O&M Contractor Indemnified Party after the Commencement Date or unless such Hazardous Material was disturbed as a result of the active negligent actions of or breach of the terms of this Agreement by any O&M Contractor Indemnified Party) in connection with the operation, monitoring, maintenance or repair of the Wind Plant, even if no environmental condition would have occurred but for such disturbance or (b) breach by O&M Contractor of its obligations hereunder.

(b)           Owner Indemnification.  The Owner agrees to release, defend and to indemnify and hold harmless the O&M Contractor Indemnified Parties from and against any and all Environmental Liability that arises (whenever it arises) as a result of the presence, discharge, disposal or release of Hazardous Material or any other environmental conditions (i) caused prior to the Commencement Date or existing prior to the Commencement Date, including but not limited to those conditions known now or not presently known but discovered in the future, regardless of the cause of the environmental conditions or other conditions or (ii) caused on or after the Commencement Date or existing on or after the Commencement Date whenever known or discovered in the future except to the extent, in the case of this subclause (ii), such environmental condition is a direct result of any O&M Contractor Indemnified Party’s actions occurring on the Wind Plant Site on or after the Commencement Date.

(c)           O&M Contractor Indemnification.  The O&M Contractor agrees to release and to indemnify and hold harmless the Owner Indemnified Parties from and against any and all Environmental Liability that arises as a result of any environmental conditions relating to the

Wind Plant Site that arises as a direct result of any O&M Contractor Indemnified Party’s actions occurring on the Wind Plant Site on or after the Commencement Date except any Environmental Liability that arises as a result of the disturbance by any O&M Contractor Indemnified Party of any Hazardous Material (unless such Hazardous Material was brought onto the Wind Plant Site by the O&M Contractor or any O&M Contractor Indemnified Party after the Commencement Date or unless such Hazardous Material was disturbed as a result of the active negligent actions of or breach of the terms of this Agreement by any O&M Contractor Indemnified Party) in connection with the operation, monitoring, maintenance or repair of the Wind Plant, even if no Environmental Liability would have accrued but for such disturbance.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1           General.

Each Party represents and warrants to the other Party on the date hereof that:

(a)           it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is duly qualified to do business in each jurisdiction where the nature of its business or its operations requires such qualification;

(b)           the execution, delivery and performance of this Agreement is within its limited liability company, corporate or limited partnership, as the case may be, powers, have been duly authorized by all necessary limited liability company, corporate or limited partnership, as the case may be, action and does not require any approval or consent of any Person that has not been obtained and does not contravene, conflict with or constitute a default under any of the terms or conditions in its governing documents, any contracts to which it is a party or any law, judgment, injunction, decree, rule, regulation, order or the like binding upon such Party or its property;

(c)           this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms; subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(d)           it is not bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt; and

(e)           no legal proceeding is pending or threatened against it or, to its knowledge, any of its affiliates that could materially adversely affect its ability to perform its obligations under this Agreement.

6.2           O&M Contractor Representations.

The O&M Contractor represents and warrants to the Owner on the date hereof that the O&M Contractor:

(a)           it is in compliance with all Applicable Laws as required for its performance under this Agreement;

(b)           has adequate resources for the performance of its obligations under this Agreement; and

(c)           has experience in the operation and maintenance of wind power generation facilities such as the Wind Plant and is fully qualified to perform the services hereunder.

6.3           Owner Representations

The Owner represents and warrants to the O&M Contractor that on the date hereof:

(a)           the Owner is in compliance in all material respects with all Applicable Laws and regulatory requirements including all required Permits, consents, authorizations and approvals required for all operations of the Wind Plant or in respect of the Wind Plant Site; and

(b)           there is no suit, action, investigation, inquiry or other proceeding initiated by any Person or any safety incidents concerning the Wind Plant or the Wind Plant Site.

ARTICLE 7
FEES AND COST REIMBURSEMENT

7.1           Fees.

(a)           Fixed Fee; Reimbursable Expenses.  In consideration of O&M Contractor’s performance of its obligations hereunder, the Owner shall pay the O&M Contractor as follows: (A) an annual fee (as adjusted pursuant to Section 7.1(c)) commencing on the Commencement Date; equal to Four Hundred Fifty Thousand Dollars ($450,000) per year (the “Fixed Fee”) for performing the Services, compensation for which is not otherwise provided hereunder; and (B) an amount equal to all Reimbursable Expenses plus the related Reimbursable Expenses fee described in Section 7.2(d).  The Fixed Fee shall be payable in accordance with Section 7.3 at the rate of one-twelfth (1/12th) of the annual Fixed Fee and may be prorated for partial months at the beginning and end of the Term.  The Reimbursable Expenses plus the related Reimbursable Expenses fee described in Section 7.2(d) shall be payable monthly in arrears in accordance with Section 7.3.  Subject to Section 10.2(b), if the Owner is affected by Force Majeure, the Owner shall continue to pay the O&M Contractor the Fixed Fee (as adjusted pursuant to this Article 7) and Reimbursable Expenses plus the related Reimbursable Expenses fee described in Section 7.2(d) (provided that the O&M Contractor shall take reasonable measures to mitigate its costs after receipt of a written notice of the Owner being affected by Force Majeure).

(b)           Fee Adjustment.  The Fixed Fee shall be increased (but not decreased) annually beginning twelve (12) months from the Commencement Date and every twelve (12) months thereafter by a factor of one hundred percent (100%) of any percentage increase in the CPI during each twelve (12) month period.

(c)           Additional Project Agreements. If additional Project Agreements (or any amendments to Project Agreements) that become effective after the Commencement Date materially increase the scope of services to be provided by the O&M Contractor hereunder in a material way, the Parties shall discuss and mutually agree upon increasing fees due hereunder accordingly.

7.2           Reimbursable Expenses.

(a)              Additional or Third Party Expenses.  Notwithstanding anything herein to the contrary, expenses incurred by the O&M Contractor (including in accordance with Section 7.2(c)), with respect to each of the following are “Additional Expenses” hereunder: (i) any agreed upon services performed by the O&M Contractor pursuant to a Statement of Work; (ii) work performed in connection with Excluded BOP Maintenance Contracts or WTG Maintenance Contracts to the extent not reimbursed to the O&M Contractor pursuant to such contracts; (iii) service and technical bulletins implemented by the O&M Contractor (and not merely managed pursuant to Section 4.1(h)); (iv) retention of legal, technical, or other third party services required to perform services pursuant to Sections 4.1(t); (v)  services provided at or upon the Owner’s request under Section 10.6; and, (vi) any other expenses reasonably incurred by the O&M Contractor on the Owner’s behalf in accordance with this Agreement, including without limitation those expenses that are expressly characterized in this Agreement as Additional Expenses.

(b)              Parts and Consumables.  Upon prior approval by the Owner, the O&M Contractor shall procure Parts and Consumables for the Owner.  All costs of Parts and Consumables incurred by the O&M Contractor, purchased on behalf of the Owner are “Parts Expenses”, and together with the Additional Expenses are “Reimbursable Expenses”.

(c)           Labor Costs.  Attached as Schedule 7.2(c) are the O&M Contractor’s hourly labor rates that the O&M Contractor shall charge for personnel performing activities associated with Reimbursable Expenses pursuant to Section 7.2(a).  Such rates shall be escalated annually beginning twelve (12) months from the Commencement Date and every twelve (12) months thereafter by a factor of one hundred percent (100%) of any percentage increase in the CPI during each such twelve (12) month period.

(d)           Reimbursable Expenses.  The Owner shall reimburse the O&M Contractor for Reimbursable Expenses, plus a fee equal to five percent (5%) of such Reimbursable Expenses, provided however that such fee (i) shall not apply to any Reimbursable Expenses incurred by O&M Contractor pursuant to a contract between O&M Contractor and any of its Affiliates, and (ii) shall not, in the aggregate in any one year, exceed twenty-five percent (25%) of the Fixed Fee for such year.  All Reimbursable Expenses shall be for bona fide services that are for the benefit of the Wind Plant and on economic terms that are consistent with industry standards.

7.3           Payment Procedure.

(a)           Within twelve (12) days of the end of each calendar month following the Commencement Date, the O&M Contractor shall submit to the Owner a detailed invoice showing the Fixed Fee, any Reimbursable Expenses and applicable fees, in each case earned or incurred, as the case may be, in the just-ended month, in accordance with the terms hereof.

(b)           If there is a dispute about any amount invoiced by the O&M Contractor under Section 7.3(a), the amount not in dispute shall be paid as described in Section 7.3(c), and any disputed amount which is ultimately determined to have been payable shall be paid, when so determined to have been payable, with interest in accordance with the provisions of Section 7.4.

(c)           All payments made by the Owner to the O&M Contractor under this Article 7 shall be paid by wire transfer of immediately available funds to the O&M Contractor at an account designated in writing by the O&M Contractor within thirty (30) days of receipt of the invoice by the Owner.

7.4           Past Due Amounts.

Any amounts due under this Agreement, including this Article 7, if not timely paid by the Party from whom they are due, shall bear interest at the per annum rate equal to the “prime rate” or rate (as published in the Wall Street Journal) as the prime lending rate plus two percent (2%), prorated on the basis of a 365-day year (or such lower rate as is the maximum rate permitted by Applicable Law) from the date that such amount was due, taking into account any grace period herein provided until the time that such amount is paid; provided, however, no interest shall be payable if the administrator of the Owner’s account is an Affiliate of the Contractor and such Affiliate fails timely to remit a payment for which monies were available.

ARTICLE 8
RIGHTS OF OWNER; LICENSE OF OWNER PROPERTY

8.1           Owner Property.

The O&M Contractor hereby acknowledges and agrees that the Owner shall hold free and clear title to all specialized equipment, tools, Parts, reports, records, books, plans, designs, papers print outs, other information and all intellectual property developed by or supplied to the Owner and made available to the O&M Contractor pursuant to Section 8.2, to enable the O&M Contractor to perform its obligations hereunder (“Owner Property”).  Any software or other intellectual property developed by the O&M Contractor in performing its services under this Agreement shall be the property of the O&M Contractor, who shall provide a royalty-free license of such software or intellectual property to Owner during the term of this Agreement.

8.2           License of Owner Property.

The Owner hereby grants the O&M Contractor a license to use the Owner Property in the performance of the O&M Contractor’s obligations under this Agreement. Such license shall automatically expire immediately upon the termination or expiration of this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification by the O&M Contractor.

The O&M Contractor shall defend, indemnify and hold harmless each Owner Indemnified Party from and against any and all Claims incurred by or asserted against such Owner Indemnified Party arising out of or relating to Claims (i) arising as a result of a violation of Applicable Law to be complied with by the O&M Contractor hereunder, (ii) in respect of any taxes imposed on or attributable to the income or property of the O&M Contractor, (iii) resulting from demands or liens by suppliers or Subcontractors for nonpayment of amounts due as a result of furnishing work or materials to the O&M Contractor (unless such nonpayment is due to the Owner’s failure to make payments to the O&M Contractor as specified in this Agreement), (iv) relating to injury to or death of any person, including employees of the O&M Contractor, (v) resulting from loss of or damage to property or (vi) relating to the failure of the O&M Contractor to comply with the terms of this Agreement; provided, however, in each of cases (iv) and (v) only to the extent that the Claim results from the negligent actions or negligent failures to act of or breach of the terms of this Agreement by any O&M Contractor Indemnified Party; provided, further, however, that the O&M Contractor shall not be required to defend, indemnify or hold harmless any Owner Indemnified Party from and against, and no Owner Indemnified Party shall be exculpated from, any Claims to the extent caused by any Owner Indemnified Party or arising from the breach of this Agreement by the Owner or the negligence, bad faith, recklessness or willful misconduct of the Owner or any Owner Indemnified Party or otherwise not attributable to any O&M Contractor Indemnified Party. For the avoidance of doubt, no claim or liability for indemnification for Environmental Liability of any nature shall be made or incurred under this Section 9.1, and such claim or liability shall only be made or incurred pursuant to Section 5.2.

9.2           Indemnification by the Owner.

The Owner shall indemnify, defend and hold harmless each O&M Contractor Indemnified Party from and against any and all Claims incurred by or asserted against such O&M Contractor Indemnified Party arising out of or relating to Claims (i) arising as a result of a violation of Applicable Law to be complied with by the Owner hereunder, (ii) in respect of any taxes imposed on or attributable to the income or property of the Owner, (iii) relating to injury to or death of any person, including employees of the Owner, (iv) resulting from loss of or damage to property or (v) relating to the failure of the Owner to comply with the terms of this Agreement; provided, however, in each of cases (iii) and (iv) only to the extent that the Claim results from the negligent actions or negligent failures to act of or breach of the terms of this Agreement by any Owner Indemnified Party; provided, further, however, that the Owner shall not be required to defend, indemnify or hold harmless any O&M Contractor Indemnified Party from and against, and no O&M Contractor Indemnified Party shall be exculpated from, any Claims to the extent caused by any O&M Contractor Indemnified Party or arising from the breach of this Agreement by the O&M Contractor or the negligence, bad faith, recklessness or willful misconduct of the O&M Contractor or any O&M Contractor Indemnified Party or otherwise not attributable to the Owner. For the avoidance of doubt, no claim or liability for indemnification for Environmental Liability of any nature shall be made or incurred under this Section 9.2, and shall only be made or incurred pursuant to Section 5.2.

9.3           Indemnification Procedure.

When required to indemnify an Indemnified Party in accordance with Section 5.2 or this Article 9, the O&M Contractor or the Owner, as applicable (in such capacity, the “Indemnifying Party”) shall assume on behalf of such Indemnified Party and conduct with due diligence and in good faith the defense of any Claim against such Indemnified Party and shall bear the expense thereof, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall have charge and direction of the defense and settlement of such Claim, provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such Claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, (b) the Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such Claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such Claim on behalf of such Indemnified Party), (c) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to assume the defense of such Claim within a reasonable time after notice of the commencement thereof or (d) such Claim entails a significant risk of criminal penalties or material monetary or non-monetary sanctions being imposed on the Indemnified Party. In each of such cases set forth in the second sentence of this paragraph, the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party except where the Indemnifying Party is ultimately deemed not to have been required to provide the indemnity sought by the Indemnified Party.

9.4          Survival.

Notwithstanding any other provision of this Agreement, the provisions of Section 5.2, this Article 9 and Section 10.6 are intended to and shall survive termination of this Agreement for a period of one year after its expiration or termination.

ARTICLE 10
TERMINATION

10.1        Termination by Either Party.

Either the O&M Contractor or the Owner (“Terminating Party”) may terminate this Agreement without limiting any other rights or remedies it may have:

(a)           if the other Party fails to make any payment required to be made hereunder when such payment is due and owing under this Agreement, and such failure shall continue for thirty (30) Business Days after written notice thereof has been given to the non-paying Party; provided, however, if the O&M Contractor terminates this Agreement pursuant to this Section 10.1(a), the Owner shall pay the O&M Contractor’s reasonable demobilization and other costs related to such termination, including, but not limited to, the O&M Contractor’s costs to secure, protect and transfer the Wind Plant to the Owner as a result of such termination and provided that, if the Owner terminates this Agreement pursuant to this Section 10.1(a), the O&M Contractor shall pay the Owner’s reasonable costs relating to such termination, including, but not limited to, the Owner’s reasonable costs to secure a new operation and maintenance contractor; or

(b)           if the other Party (i) has filed against it petitions under any bankruptcy, insolvency or similar law of any jurisdiction which are not dismissed within sixty (60) days of the date filed,

(ii) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, (iii) makes an assignment for the benefit of creditors, or (iv) files a voluntary petition in bankruptcy or under any insolvency or similar law or consents to the filing of any bankruptcy or reorganization petition against it under any similar law, or if receivers, trustees, custodians or similar agents are appointed or take possession with respect to any property or business of such Party.

Provided, however, that neither Party shall be considered to be in default under this Section 10.1 if the occurrence of any of the events or conditions described in this Section 10.1 is the direct result of the Terminating Party’s breach or default under this Agreement or, with respect to Section 10.1(a), if the O&M Contractor’s or the Owner’s failure to make a payment required to be made hereunder arises out of or relates to the other Party’s bad faith, willful misconduct or negligence.

10.2        Termination by Owner.

(a)           For O&M Contractor Breach.  The Owner shall be entitled to terminate this Agreement by delivery of written notice of termination to the O&M Contractor if the O&M Contractor fails to comply (other than for Force Majeure reasons) in any material respect with any term, provision or covenant of this Agreement, other than the payment of sums to be paid hereunder, and such failure shall continue for thirty (30) days after written notice thereof has been given to the O&M Contractor, unless such failure cannot reasonably be cured within said thirty (30) days and the O&M Contractor shall have commenced to cure such failure within said period and shall thereafter proceed with reasonable diligence and good faith to cure such failure, but not to exceed sixty (60) days total.

(b)           For Cessation of Operations; Exceeding Liability Limitations. The Owner shall be entitled to terminate this Agreement by delivery of thirty (30) days written notice of termination to the O&M Contractor if (i) a casualty or condemnation of a substantial portion of the Wind Plant occurs such that the remainder cannot be feasibly operated on a commercial basis and the Owner has chosen not to rebuild the Wind Plant, or (ii) the existence of an event of Force Majeure substantially preventing performance hereunder by either Party occurs and continues for more than twelve (12) months or (iii) the liability of the O&M Contractor under this Agreement exceeds the limitation of liability set forth in Section 12.1 for any Production Year.

10.3        Termination by the O&M Contractor.

The O&M Contractor shall be entitled to terminate this Agreement by delivery of written notice of termination to the Owner if the Owner fails to comply (other than for Force Majeure reasons) in any material respect with any term, provision or covenant of this Agreement, other than the payment of sums to be paid hereunder, and such failure shall continue for thirty (30) days after written notice thereof has been given to the Owner, unless such failure cannot reasonably be cured within said thirty (30) days and the Owner shall have commenced to cure such failure within said period and shall thereafter proceed with reasonable diligence and good faith to cure such failure but not to exceed sixty (60) days total.

10.4        Termination for Convenience and Suspension.

(a)           The Owner may terminate this Agreement for convenience at any time during the stated term hereof upon ninety (90) days’ written notice to the O&M Contractor, provided, that, in order for such termination to be effective, the Owner shall pay the O&M Contractor all amounts payable hereunder by the Owner through the effective date of termination, provided, further, that the Owner shall in addition pay the O&M Contractor the applicable Demobilization Fee set forth on the attached Schedule 10.4(a), only if, at termination, (i) in the case where the O&M Contractor is an Affiliate (as defined in the LLC Agreement) of the Managing Member, Cause (as defined in the LLC Agreement) does not exist for the removal of the Managing Member pursuant to Section 6.10 thereof and (ii) in the case where the O&M Contractor is not an Affiliate (as defined in the LLC Agreement), the O&M Contractor provides the Owner with a certificate from an authorized officer of the O&M Contractor that it has been in compliance in all material respects with any term, provision or covenant of this Agreement, and agrees to indemnify the Owner, up to an amount not to exceed the applicable Demobilization Fee,  for any damage caused by the certifications contained in such officer’s certificate not being true and correct on the date when such certification is made.

(b)           The Owner may suspend this Agreement for convenience at any time upon thirty (30) days’ written notice to the O&M Contractor, provided that (i) if the suspension is for convenience, the Owner shall be obligated to pay to the O&M Contractor’s reasonable demobilization and remobilization costs in connection therewith, but (ii) if the suspension is due to the fault or default of the O&M Contractor hereunder, the Owner shall not be required to reimburse such costs.

(c)           The O&M Contractor may terminate this Agreement for convenience upon at least ninety (90) days’ prior written notice to the Owner; provided that the O&M Contractor shall have such termination right only if Pattern Energy Group Inc. or an Affiliate no longer holds a direct or indirect equity interest in the Owner or the Wind Plant, and such termination right shall terminate sixty (60) days after the O&M Contractor has written notice of any transfer resulting in such a circumstance, and the Owner shall pay the O&M Contractor all amounts payable hereunder by the Owner through the effective date of termination, plus O&M Contractor’s reasonable demobilization costs in connection therewith which demobilization costs shall be net of Owner’s reasonable costs relating to such termination, including, but not limited to, the Owner’s reasonable costs to secure a new operation and maintenance contractor, provided however that such costs shall not in any event exceed Fifty Thousand Dollars ($50,000).

10.5        Wind Plant Condition at End of Term.

Upon termination or expiration of this Agreement, all services with respect to the Wind Plant as required under this Agreement shall have been performed through the date of termination and all payments required hereunder shall have been made through such date.

10.6        Delivery of Owner Property and Other Matters.

The O&M Contractor shall deliver to the Owner all of the Owner Property (including any copies thereof) upon expiration or termination of this Agreement and upon request of the Owner from time to time. Upon the expiration or earlier termination of this Agreement for any reason, the O&M Contractor shall cooperate with the Owner in the orderly transfer of operation and maintenance responsibilities for the Wind Plant to a successor designated by the Owner, including providing all information, service schedules, reports and other data in the O&M Contractor’s possession and relating to the Wind Plant (except the O&M Contractor’s administrative records); provided, however, that any such efforts in the nature of additional personnel or labor costs requested by the Owner and performed by the O&M Contractor after the date of termination or expiration of this Agreement shall be an Additional Expense. Without limiting the generality of the foregoing, the O&M Contractor shall, at the request of the Owner, provide the Owner and such successor with information it utilizes in the performance of its obligations hereunder which is reasonably necessary for the efficient maintenance of the WTGs and Balance of Plant in accordance with the terms and conditions of this Agreement.

ARTICLE 11
STANDARD OF PERFORMANCE

11.1        Prudent Operator Standard; No Implied Warranties.

(a)           The O&M Contractor shall perform its duties hereunder in accordance with the Project Operating Procedures and the Prudent Operator Standard.  It is understood and agreed that the O&M Contractor is not guaranteeing or undertaking to procure any financial or other outcome with respect to the Wind Plant.  From time to time, to the extent the O&M Contractor believes that a modification of the Project Operating Procedures is necessary or desirable to comply with the then current Prudent Operator Standards the O&M Contractor shall have the right to develop and propose such modifications, which shall be subject to the approval by the Owner, such approval not to be unreasonably withheld or delayed.

(b)           EXCEPT AS PROVIDED HEREIN, NO IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY AND ARE EXPRESSLY WAIVED BY THE OWNER.  The O&M Contractor does not warrant under this Agreement any product, material or services of others including, but not limited to the Turbine Supplier or the Turbine Service Provider, or that the Owner has furnished, and Owner expressly disclaims and hereby releases O&M Contractor from any such liability

11.2        Assignment of Warranties.

The O&M Contractor hereby assigns to the Owner all manufacturers’ warranties that the O&M Contractor receives with respect to any Parts or materials provided to and used by the O&M Contractor under this Agreement. The Owner shall assign to the O&M Contractor any claim under a warranty with respect to any Part that the O&M Contractor repairs or replaces other than to the extent the O&M Contractor is reimbursed by the Owner pursuant to Article 7.

ARTICLE 12
LIMITATIONS OF LIABILITY

12.1        Total Limitation of Liability.

The O&M Contractor’s total liability during the term of this Agreement to the other Party on all claims of any kind, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof, or from any services covered by or furnished in any Production Year during the term of this Agreement, shall in no case exceed the aggregate value of the Fixed Fee for such Production Year; provided, however, the foregoing limitation on liability shall not apply to (i) damage to the Owner caused by the gross negligence, fraud or willful misconduct of the O&M Contractor with respect to the subject matter of this Agreement, (ii) amounts owed to third parties for which the O&M Contractor is obligated to indemnify the Owner under this Agreement, but only to the extent any such amount is contemplated to be covered by insurance required to be obtained by the O&M Contractor and does not exceed the amount of insurance required to be obtained thereby, or (iii) any amounts recoverable by the Owner as an insurance payment. Except as previously asserted by a Party and as provided in Section 9.4, all of the other O&M Contractor’s liability under this Agreement shall cease one (1) year after expiration, or earlier termination, of this Agreement.

12.2        Waiver of Consequential Damages.

In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either party be liable for special, incidental, exemplary, indirect or consequential damages including, but not limited to, loss of profits or revenue, loss of use of the equipment or any associated equipment, cost of capital, costs in excess of estimates, cost of purchased power, cost of substitute equipment, facilities or services, downtime costs or claims of customers and/or lenders of the Owner for such damages; provided, however, that to the extent PTCs are lost during the PTC Period as a result of the breach of any covenant, obligation or agreement of the O&M Contractor, the loss of such PTCs shall not constitute special, incidental, exemplary, indirect or consequential damages, whether or not the underlying loss of production constitutes consequential damages for which no recovery hereunder is permitted. In no event shall the O&M Contractor be liable under this Agreement for any loss or damage whatsoever arising from the failure to discover latent defects or defects inherent in the design of the Wind Plant or the equipment comprising the Wind Plant. If the O&M Contractor furnishes the Owner with advice or assistance not required by this Agreement, without separate compensation therefor, the O&M Contractor shall not be subject to any liability whatsoever resulting from such advice or assistance.

ARTICLE 13
FORCE MAJEURE

Notwithstanding any other provision of this Agreement, each Party’s obligations under this Agreement shall be suspended by any Force Majeure if and to the extent that such Party is prevented or delayed from performing by reason of the Force Majeure; provided, however, that (a) the suspension of performance shall be of no greater scope and of no longer duration than is necessarily caused by the Force Majeure and required by any remedial measures, (b) no obligations of any Party that arose before the occurrence of such causes shall be excused as the result of the occurrence, and (c) each Party shall use commercially reasonable efforts to remedy its inability to perform; provided, further, that no Force Majeure shall excuse any payment obligations of either the O&M Contractor or the Owner otherwise due hereunder; and provided further, however, that no Party shall be entitled to additional compensation from the other Party as a result of Force Majeure conditions encountered by such Party. If the performance by either Party of its obligations under this Agreement is affected by any Force Majeure, such Party shall as soon as practicable notify the other Party of the nature and extent thereof.

ARTICLE 14
INSURANCE

The O&M Contractor and the Owner shall each, at its sole cost and expense, procure and maintain during the term of this Agreement, and provide the other Party with acceptable evidence (in form and substance reasonably satisfactory to the other Party) of the existence of, the types and amounts of insurance listed in Schedule 14 for the O&M Contractor or the Owner, as applicable.

ARTICLE 15
NOTICES

All notices and other communications required or permitted by this Agreement or by law to be served upon or given to a Party by any other Party shall be in writing and deemed duly served, given and received (i) on the date of service, if served personally or sent by email or facsimile transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, or (ii) on the fourth day after mailing, if mailed by first class registered or certified mail, postage prepaid or (iii) on the next day if sent by a nationally recognized courier for next day service and so addressed and if there is evidence of acceptance by receipt addressed as follows:

To the O&M Contractor:

Pattern Operators LP
Pier 1, Bay 3
San Francisco, CA 94111
Attention: Asset Administration Facsimile: (415) 362-7900 Email: generalcounsel@patternenergy.com

With a copy to:

Pattern Operators LP
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel Facsimile: (415) 362-7900

To the Owner:

Pattern Panhandle Wind 2 LLC
c/o Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
Attention: Asset Administration Facsimile: (415) 362-7900 Email: generalcounsel@patternenergy.com

With a copy to:

Pattern Panhandle Wind 2 LLC
c/o Pattern Energy Group Inc.
Pier 1, Bay 3 San Francisco, CA 94111
Attention: General Counsel Facsimile: (415) 362-7900

The Parties, by like notice in writing, may designate, from time to time, another address or office to which notices shall be given pursuant to this Agreement.

ARTICLE 16
CONFIDENTIALITY

16.1        General Confidential Information.

Each Party hereby undertakes to keep confidential, except as may be explicitly approved in writing by the other Party, all documents and information concerning the other party including information furnished to each Party in connection with the duties contemplated by this Agreement and not otherwise lawfully available to each receiving Party (“Confidential Information”). In the case of the Owner, the Owner’s Confidential Information shall include information about the Wind Plant and the Wind Plant Site including all wind data collected at the Wind Plant Site and all Wind Plant production and revenue data and the Owner’s business including, without limitation, all data and information obtained by the O&M Contractor through the O&M Contractor’s access to the computer monitoring system for the Wind Plant and the Wind Plant Site and all information provided to the Wind Plant. Each Party agrees to use the other Party’s Confidential Information only in connection with its respective duties and obligations hereunder except to the extent such information can be shown by the disclosing Party to have been previously known by it, in the public domain through no fault of the disclosing Party, or if such disclosure is required by law.

16.2        Limited Disclosure of Confidential Information.

Notwithstanding the provisions of Section 16.1, (i) each party shall be entitled to the extent necessary for the performance of its duties hereunder to allow access to the confidential information described in Section 16.1 exclusively to such of its employees, contractors, consultants, financing parties and Affiliates who are directly concerned with the carrying out of the respective duties of either the O&M Contractor or the Owner under this Agreement, as well as each Party’s legal and accounting advisors provided that the Party receiving Confidential Information from the other Party shall inform each of such Persons of the confidential nature of such information and of its obligation of confidentiality in respect of it, and provided that such employees and consultants are subject to similar confidentiality restrictions against disclosure and that any confidential material is returned to the disclosing party or destroyed, at the option of the receiving Party at the termination of the agreement, provided that the receiving Party may nevertheless maintain a single confidential copy of the Confidential Information as a record of the material provided hereunder, and the receiving Party shall not be deemed to have retained or failed to destroy any Confidential Information which is in electronic form if such information is deleted from local hard drives so long as no attempt is made to recover such information from servers or back-up sources and (ii) the O&M Contractor may disclose Confidential Information described in Section 16.1 as may in its judgment be required under or necessary to comply with any federal or state securities laws or regulations, including any disclosure rules or regulations applicable to an offering of securities. This Article 16 shall survive the termination of this Agreement for a period of three (3) years.

ARTICLE 17
ARBITRATION

17.1        Arbitration.

(a)           The parties shall attempt, in good faith, to resolve or cure all disputes (including disputes with respect to a claimed breach hereof) by mutual agreement in accordance with this Article 17 before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination, except for a termination pursuant to Section 10.4), at law or in equity (regardless of whether this Article 17 is referenced in the provision of this Agreement which is the basis for any such dispute).  If there is a dispute as to whether a breach has occurred or if any other dispute under this Agreement has arisen, either party may give notice thereof to the other party which notice shall describe in reasonable detail the basis and specifics of the alleged breach or dispute.  Within five (5) days after delivery of such notice, the designated representatives of both parties shall meet to discuss and attempt to resolve or cure such dispute or claimed breach.  If such representatives are unable to resolve the dispute or claimed breach within twenty (20) days after delivery of such notice, the matter shall be referred for resolution or cure to a “Senior Officer” of the (i) Owner or, if the Owner has no officers, a “Senior Officer” of the Owner’s Managing Member, which Senior Officer is in either case unaffiliated with the O&M Contractor and (ii) O&M Contractor.  If such Senior Officers are unable to agree on an appropriate cure or resolution within ten (10) days after the matter has been referred to them, either Party may submit such dispute for arbitration in accordance with the provisions contained herein and in accordance with the rules (“Rules”) of the American Arbitration Association (“AAA”); provided, however, that notwithstanding any provisions of such Rules, the Parties shall have the right to take depositions and obtain discovery regarding the subject matter of such arbitration. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitrators shall determine all questions of fact and law relating to any controversy, claim or dispute hereunder, including but not limited to whether or not any such controversy, claim or dispute is subject to the arbitration provisions contained herein.

(b)           Any Party desiring arbitration shall serve on the other Party and any other applicable Person, in accordance with the aforesaid Rules, its notice of arbitration (“Arbitration Notice”), accompanied by the name of the arbitrator selected by the Party serving the Arbitration Notice. A second arbitrator shall be chosen by the other Party, and a third arbitrator shall be chosen by the two arbitrators so selected and act as presiding arbitrator of the tribunal. If the Party upon whom the Arbitration Notice is served fails to select an arbitrator or fails to advise the other Party of its selection within fifteen (15) days after the receipt of the Arbitration Notice, the second arbitrator shall be selected by the appointing authority. If the two arbitrators so chosen cannot agree upon a third arbitrator within ten (10) days after the appointment of a second arbitrator, the third arbitrator shall be selected by the AAA, which shall be the appointing authority and administering authority in accordance with the Rules; provided, that the Parties may strike the names of arbitrators proposed by the AAA from a first and a second list to select the third arbitrator, and the AAA shall only select such arbitrator in its discretion if all those proposed by the AAA on the two lists are rejected by the Parties. The arbitration proceedings provided hereunder are hereby declared to be self-executing, and it shall not be necessary to petition a court to compel arbitration.

(c)           If a controversy, claim or dispute arises between the Parties which is subject to the arbitration provisions hereunder, and there exists or later arises a controversy, claim or dispute between the Parties and any third party, which controversy, claim or dispute arises out of or relates to the same transaction or series of transactions, said third party controversy, claim or dispute shall be consolidated with the arbitration proceedings hereunder; provided, however, that any such third party must be a party to an agreement with the Owner or the O&M Contractor which provides for arbitration of disputes thereunder in accordance with rules and procedures substantially the same in all material respects as provided for herein, or, if not, must consent to arbitration as provided for hereunder.

(d)           All arbitration proceedings shall be held in San Francisco, CA.

(e)           A demand for arbitration shall be made within reasonable time after the claim, dispute or other matter in question has arisen, (following the initial ten (10) day resolution period by “Senior Officers” of each Party) and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

(f)           Pending final resolution of any dispute, the parties shall continue to fulfill their respective obligations under this Agreement.

ARTICLE 18
MISCELLANEOUS

18.1           Execution. This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

18.2           Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of New York, excluding any rule of law that would cause the application of the laws of any jurisdiction other than New York.

18.3           Amendments, Supplements, Etc. Neither this Agreement nor any of the terms hereof may be amended, supplemented, or modified orally, but only by an instrument in writing signed by the O&M Contractor and by the Owner.

18.4           Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

18.5           Assignment. The O&M Contractor may not assign, pledge or otherwise transfer this Agreement, including, without limitation, to an Affiliate of the O&M Contractor, without the prior written consent of the Owner, which may be withheld in the Owner’s sole and absolute discretion; provided, however, such restriction on assignment shall not apply if the assignment constitutes an indirect assignment as a result of a merger, acquisition or other institutional reorganization of the O&M Contractor, so long as the resulting contractor under this Agreement retains the institutional knowledge and personnel to perform this Agreement. This Agreement may be assigned by the Owner to a successor owner of the Wind Plant; provided, that no such assignment shall impair the rights of the O&M Contractor to operate the Wind Plant pursuant to this Agreement. Any assignment, pledge or other transfer in violation of this Section 18.5 shall be null and void.  The Owner may pledge, collaterally assign, or encumber its rights under this Agreement to any lender of the Owner. In such event, the O&M Contractor agrees to execute a consent to assignment in form and substance reasonably acceptable to the O&M Contractor and consistent with then-current financing practices. The O&M Contractor also agrees that it shall, at any time and from time to time during the term of this Agreement, after receipt of a written request by the Owner, execute and deliver to the Owner and/or its lender, such estoppel statements as may reasonably be requested.

18.6           Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, to the extent that assignment is permitted hereunder.

18.7           Other Customers. Nothing in this Agreement shall be construed to prevent or prohibit the O&M Contractor from providing the same or similar services to any Person not a Party to this Agreement, provided that the provision of such services does not adversely affect the O&M Contractor’s ability to perform its obligations hereunder.

18.8           Waiver. No provision of this Agreement may be waived except in a writing by the waiving Party. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

18.9           Severability.

If any provision of this Agreement is declared by a court of competent jurisdiction to be illegal, unenforceable or void, that provision shall be modified so as to be enforceable and as nearly as possible reflect the original intention of the Parties, it being agreed and understood by the Parties that (i) this Agreement and all the provisions hereof shall be enforceable in accordance with their respective terms to the fullest extent permitted by law, and (ii) the remainder of this Agreement shall remain in full force and effect.

18.10      Construction.

Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

18.11       Entire Agreement.

This Agreement constitutes the entire contract between the Parties with respect to the subject matter hereof.

18.12       Lenders and Financing Parties.

 Notwithstanding any other provision of this Agreement, the O&M Contractor shall, subject to all reasonable safety and security procedures, provide any Owner lender, financing party or investor with access during normal business hours to the Wind Plant and shall make available to them all information, reports, logs and other documents, and shall make the O&M Contractor’s personnel available for consultation with such persons as reasonably requested by the Owner.

18.13      No Third-Party Beneficiaries.

Except as otherwise expressly set forth in this Agreement, the Parties do not intend to, and this Agreement shall not, confer any benefit hereunder on any Person other than the Parties hereto and their permitted assigns; it being understood that the Owner Indemnified Parties and the O&M Contractor Indemnified Parties are intended beneficiaries of Article 9.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement on behalf of the Parties, all as of the date first stated above.

Pattern Operators LP

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

Pattern Panhandle Wind 2 LLC

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Authorized Signatory

EXHIBIT A
SCHEDULE OF DEFINITIONS

When used in the Agreement (as defined below), unless otherwise defined therein, the following terms shall have the respective meanings set forth below:

“AAA” shall have the meaning given thereto in Section 17.1(a).

“Additional Expenses” shall have the meaning given thereto in Section 7.2(a).

“Administrator” shall mean the service provider obligated to provide administrative services pursuant to the Project Administration Agreement.

“Agreement” shall have the meaning given thereto in the preamble hereto.

“Affiliate” of a Person (“First Person”) shall mean a Person which directly or indirectly controls, or is controlled by, or is under common control with, the First Person, and shall also include any limited partnership or limited liability company of which the First Person or Affiliate thereof is the general partner, managing member or manager, as the case may be.  For the purposes of this definition, “control” when used with respect to a Person shall mean the ownership, directly or indirectly, of more than 50 percent (50%) of the voting securities of that Person, by contract or otherwise, provided that Owner and the O&M Contractor should not be deemed to be Affiliates of each other.

“Applicable Law” shall mean all local, state and federal Laws which are applicable to or which affect the Owner, the O&M Contractor, the Wind Plant or the Wind Plant Site, including the construction, installation, testing, operation, maintenance, ownership, leasing or use of the Wind Plant Site, the Wind Plant, and the Interconnection Facilities, including any Permits, laws relating to the environment, health or safety, bankruptcy law, zoning, sanitation, safety, sitting or building laws.

“Arbitration Notice” shall have the meaning given thereto in Section 17.1(b).

“Balance of Plant” or “BOP” shall mean all equipment and materials and other items incorporated in the Wind Plant, except for the WTGs. Balance of Plant includes, but is not limited to, the civil, electrical and mechanical construction works, principal roads, foundations for transformers and WTGs, cable and pipe ducting, pad-mount transformers, switch gears, electrical cables, communication cables and systems including the SCADA System, meteorological station, operations and maintenance buildings and other facilities, Interconnection Facilities, and Wind Plant meter.

“Balance of Plant Construction Contractor” means M.A. Mortenson Company, a Minnesota corporation.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which banks are authorized or required by law to remain closed in California or New York.

“BOP Agreement” means the Balance of Plant Agreement, dated as of the date hereof, between Owner and Balance of Plant Construction Contractor.

“Build-Out Agreement” means that certain Build-Out Agreement, dated as of the date hereof, by and between Owner and Pattern Renewables LP, a Delaware limited partnership.

“Claims” shall mean claims, actions, damages, expenses (including, without limitation, reasonable attorneys` fees), fines, penalties, losses or liabilities.

“Commencement Date” shall have the meaning given thereto in Article 3.

“Commercial Operation Date” means the Project Completion Date (as such term is defined in the Energy Hedge Agreement).

“Confidential Information” shall have the meaning given thereto in Section 16.1.

“Consumables” shall mean all disposable maintenance items such as rags, solvents, grease, lubricants, and miscellaneous wind turbine parts (such as seals, o-rings, springs, hydraulic fittings, filters, hoses, etc.) commonly used in the performance or maintenance of the Wind Plant.

“CPI” shall mean the Consumer Price Index, “All Urban Consumers; U.S. City Average,” as published by the Bureau of Labor Statistics, or if such index shall cease to be published, such other index as shall be reasonably selected by Owner and the O&M Contractor.

“ECCA” means that certain Equity Capital Contribution Agreement, by and between Panhandle Wind Holdings 2 LLC, Panhandle B Member 2 LLC, [***], dated as of the date hereof, as amended and supplemented from time to time.

“Emergency” means any damage or destruction to any equipment or facilities constituting a part of the Project or needed for the generation and delivery of energy generated by the Project, or any other occurrence or condition that, in the reasonable judgment of the O&M Contractor, requires immediate action to prevent or limit the damage to, or destruction of property of, or death of or bodily injury to any Person.

“Energy Hedge Agreement” shall mean that certain ISDA 2002 Master Agreement between the Owner and the Morgan Stanley Capital Group Inc., a Delaware corporation (including the Credit Support Annex and Power Annex thereto) dated as of December 12, 2013, together with the Amended and Restated Schedule, Amended and Restated Paragraph 13 to the Credit Support Annex and the Power Confirmation thereunder, each dated as of the date hereof (together with all exhibits, schedules and annexes thereto).

“Energy Services Agreement” shall mean that certain Agreement to Provide QSE Services, dated as of the date hereof between Tenaska Power Services Co., a Nebraska corporation, and the Owner, as it may have been amended, modified or supplemented.

*** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

“Environmental Liability” shall mean any claim, liability, obligation, damage, or expense (including any reasonable consultant or attorneys’ fees and expenses) arising from or relating to any Hazardous Material or the violation of or non-compliance with any Applicable Law concerning Hazardous Material or the protection of health, safety or the environment or natural resources, including  any costs, liabilities or obligations for the investigation, remediation, corrective action or monitoring of any Hazardous Material or any personal injury or natural resource or property damage with respect to any Hazardous Material.

“ERCOT” shall mean the Electric Reliability Council of Texas, Inc. and any successor thereto.

“Excluded BOP Maintenance Contract” shall have the meaning given thereto in Section 4.1(b)(ii).

 “Excluded Scheduled BOP Maintenance” means all Scheduled Maintenance relating to the BOP other than Included Scheduled BOP Maintenance.

“Fixed Fee” shall have the meaning given thereto in Section 7.1(a).

“Force Majeure” shall mean acts of God or any other casualty or occurrence, condition, event or circumstance of any kind or nature not reasonably within the excused party’s control and which could not have been avoided by reasonable measures, including, without limitation, strikes, slow downs or labor difficulties (other than any such action by or in relation to the O&M Contractor or any of its Subcontractors), fires, flood, earthquakes, explosions or other hazards, acts of public enemies, riots, civil commotions, or insurrection. Force Majeure expressly does not include any failure of performance of any contractual provision by a Party (except to the extent caused by a Force Majeure event); late delivery or breakage of equipment or materials (except to the extent caused by a Force Majeure event); or economic hardship.

“Funding Date” is defined in the ECCA.

“GDPIPD” shall mean the Gross Domestic Product Implicit Price Deflator, as published by the United States General Accounting Office immediately preceding the applicable date of adjustment, or such other index as mutually agreed upon between the O&M Contractor and the Owner.

“Governmental Authority” shall mean the United States of America or any foreign country or nation, or any state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, branch, bureau, department, system, service, office, commission, committee, council or other administrative body or instrumentality of any of the foregoing; (including, for the avoidance of doubt, the PUCT); any instrumentality of any of the foregoing; and any court or other judicial body.

“Hazardous Material” shall mean asbestos, toxic or hazardous substances, materials or wastes, pollutants, contaminants, medical wastes, infectious wastes, polychlorinated biphenyls (“PCB’s”), paint containing lead and urea formaldehyde foam insulation, as any of such terms is defined from time to time in or for the purposes of any environmental law, that, whether by its nature or its use, is subject to regulation or gives rise to Environmental Liability.

“Included Scheduled BOP Maintenance” means those maintenance services set forth on Exhibit I., under the heading “Included Scheduled BOP Maintenance”.

“Independent Engineer” shall mean GL Garrad Hassan America Inc., or such other independent engineer selected by the O&M Contractor and approved by the Owner.

 “Indemnified Party” shall mean an O&M Contractor Indemnified Party or an Owner Indemnified Party.

“Indemnifying Party” shall have the meaning given thereto in Section 9.3.

“Initial Term” shall have the meaning given thereto in Article 3.

“Interconnection Agreement” shall mean that certain ERCOT Standard Generation Interconnection Agreement, dated as of October 2, 2013, between Cross Texas Transmission LLC and Owner.

“Interconnection Facilities” shall mean facilities and devices (e.g., circuit breakers, filters, protection devices, relays and metering) necessary to interconnect and deliver power from the Wind Plant substation(s) to the interconnecting utility’s transmission system.

“Laws” shall mean all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

“LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of Panhandle Wind Holdings 2 LLC, to be entered into as of the Funding Date, by and among Panhandle B Member 2 LLC, [***] or its affiliate, [***] or its affiliate, and [***] or its affiliate.

“O&M Contractor” shall have the meaning given thereto in the introductory paragraph of this Agreement, and its successors and permitted assigns, if any, under the Agreement.

“O&M Contractor Indemnified Party” shall mean the O&M Contractor and its Affiliates, and all of their respective officers, directors, employees and representatives.  In no case shall the Owner be an O&M Contractor Indemnified Party.

“O&M Manuals” shall mean the O&M Manual provided by the Turbine Supplier and any written revisions thereto received from the Turbine Supplier or the Balance of Plant Construction Contractor, as well as all operating manuals supplied by all vendors or manufacturers for all Parts, components and systems of the Wind Plant and which fully and completely describe the proper operation and maintenance of the Wind Plant and have been provided to the O&M Contractor and include a complete and integrated set of as-built drawings and equipment descriptions of the Wind Plant.

*** Certain information has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission.

“Operating and Capital Budget” shall have the meaning given thereto in Section 4.2(b)(i).

“Owner” shall have the meaning given thereto in the introductory paragraph of the Agreement, and its successors and permitted assigns, if any, under the Agreement.

“Owner Indemnified Party” shall mean the Owner and its Affiliates, each member of the Owner’s immediate parent and all of their respective officers, directors, employees and representatives.  In no case shall the O&M Contractor be an Owner Indemnified Party.

“Owner Property” shall have the meaning given thereto in Section 8.1.

“Parts” shall mean all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature which may be from time to time installed in or attached to (i) any WTG, (ii) any part of the Balance of Plant or (iii) any other portion of the Wind Plant or held in inventory to be installed in or attached in such a manner at a later time.

“Parts Expenses” shall have the meaning given thereto in Section 7.2(b).

“Party” or “Parties” shall have the meaning given thereto in the introductory paragraph of this Agreement.

“Permit” shall mean any waiver, exemption, variance, franchise, certification, approval, permit, authorization, license, consent, or similar order of or from any Governmental Authority having jurisdiction over the matter in question that have been provided to the O&M Contractor and the O&M Contractor acknowledges receipt thereof as are further listed in Exhibit G attached hereto; such Exhibit G may be amended from time to time by mutual agreement of the Parties.

“Person” shall mean any individual, partnership, joint stock company, corporation, trust, unincorporated association or joint venture, a government or any department or agency thereof, or any other entity.

“Production Year” shall mean each 12 month period following the Commencement Date.

“Project Administration Agreement” shall mean shall mean the Project Administration Agreement, dated as of the date hereof, between the O&M Contractor and Owner, as hereinafter or heretofore amended, restated or otherwise modified from time to time.

“Project Agreements” shall mean the agreements listed in Exhibit H attached hereto, as such Exhibit H may be amended from time to time by mutual agreement of the Parties.

“Project Operating Procedures” shall mean the procedures developed by the O&M Contractor and approved by the Owner prior to the Commercial Operation Date for safely operating the Wind Plant including but not limited to the WTGs, SCADA systems, substation and collection system, in accordance with all Project Agreements in such a way as to limit the possibility of warranty exclusions, or lost revenue, including PTCs, from any of the plant equipment vendors or Wind Plant energy sales.

“Prudent Operator Standard” shall mean, at a particular time, those practices, standards, designs, methods, means, techniques, equipment and acts that would require a Person to: (a) perform its duties in good faith and as a reasonably prudent operator, (b) perform its duties in material compliance with the material requirements of the Project Agreements, applicable Law and Permits, (c) exercise such care, skill, integrity and diligence as a reasonably prudent business company of established reputation engaged in the wind energy business would exercise in the conduct of its business, (d) perform the duties in accordance with applicable wind energy industry standards, taking into account the requirements to qualify for federal tax credits, (e) use sufficient and properly trained and skilled personnel, (f) use parts and supplies of quality equal or superior to that supplied by the original manufacturer, provided they meet the specifications in the Project Agreements, and (g) comply with the National Electrical Safety Code, the National Electric Code, the Institute of Electronic and Electrical Engineers standards, American National Standards Institute, the rules and regulations for electric interconnection installations of the interconnecting utility and other governmental codes dealing with electrical engineering or the safe production, use or transmission of electricity, in all cases with respect to (a) through (f) (but not (g)) herein, taking into account all of the costs, expenses and benefits of operation of the Wind Plant.

“PTC” means a renewable electricity production credit within the meaning of Section 45 of the Code or any successor to such section.

“PUCT” means the Public Utility Commission of Texas and any successor thereto.

“Rate Schedule” means the Billable Work Rate Schedule attached as Schedule 7.2(c).

“Real Property Documents” means the agreements listed on Exhibit E and shall include the real property interests set forth therein.

“Reimbursable Expenses” shall have the meaning given thereto in Section 7.2(b).

“Rules” shall have the meaning given thereto in Section 17.1(a).

“SCADA System” shall mean supervisory control and data acquisition system for controlling, gathering and analyzing data from the WTGs, including WTG availability and output.

“Scheduled Maintenance” shall mean scheduled maintenance as described in the O&M Manuals and any other maintenance required to be scheduled under any Project Agreement, including periodic operational checks and tests and regular preventive maintenance required on all WTGs under the relevant Project Agreements.

“Scheduled WTG Maintenance” means all Scheduled Maintenance relating to the WTGs, including those maintenance services set forth on Exhibit I, under the heading “Scheduled WTG Maintenance”.

“Services” shall have the meaning given thereto in Article 4.

“Shared Facilities Agreement (Phase 1)” means that certain Co-Tenancy, Common Facilities and Easement Agreement, dated as of August 19, 2013, between the Owner and Pattern Panhandle Wind LLC, a Delaware limited liability company.

“Shared Facilities Agreement (Phase 12)” means that certain Co-Tenancy, Common Facilities and Easement Agreement, dated as of the date hereof, between the Owner and Pattern Panhandle Wind 3 LLC, a Delaware limited liability company.

“SMA” means the Service and Maintenance Agreement, dated as of the date hereof, by and between Turbine Service Provider and the Owner.

“Statement of Work” shall have the meaning given thereto in Section 4.2(d).

“Subcontractors” shall have the meaning given thereto in Section 2.3.

“Tax Agreements” shall mean (a) Partial Assignment Agreement, dated as of October 28, 2013, between Owner and Pattern Panhandle Wind LLC, a Delaware limited liability company and (b) Limitation on Appraised Value Agreement, dated as of November 18, 2013, between the Owner and Panhandle Independent School District, a Texas independent school district operating under and subject to the Texas education code.

“Term” shall have the meaning given thereto in Article 3.

“Terminating Party” shall have the meaning given thereto in Section 10.1.

“Transformer Purchase Agreements” means (i) Purchase Agreement, dated as of the date hereof, between Project Company and HICO America Sales & Technology, Inc., a Pennsylvania corporation and (ii) Purchase Agreement, dated as of the date hereof, between Project Company and GE Prolec Transformers, Inc., a Delaware corporation.

“Turbine Service Provider” means Siemens Energy, Inc.

“Turbine Supplier” shall mean Siemens Energy, Inc.

“Turbine Supplier Service Period” means the period during which Turbine Service Provider or one of its Affiliates is contractually obligated to provide comprehensive maintenance services for the WTGs.

“Turbine Supply Agreement” means that certain Wind Turbine Generator and Tower Supply and Commissioning Agreement, dated as of the date hereof, between Turbine Supplier and the Owner.

“Unscheduled BOP Maintenance” shall mean all non-routine maintenance and repairs of the BOP.

“Unscheduled WTG Maintenance” means those maintenance services set forth on Exhibit I, under the heading “Unscheduled WTG Maintenance”.

 “Warranty Period” means the Warranty Period as set forth in the Turbine Supply Agreement.

 “Wind Plant” shall mean the WTGs and the Balance of Plant constructed on the Wind Plant Site.

“Wind Plant Site” means the real property estates created by the Real Property Documents.

“WTG” shall mean each wind turbine located on the Wind Plant Site, including tower and down tower control panel, but specifically excluding the turbine foundation, the pad mount transformer and all underground control and power cables.

“WTG Maintenance” shall have the meaning given thereto in Section 4.1(c)(ii).

“WTG Maintenance Contract” shall have the meaning given thereto in Section 4.1(c)(ii).

“WTG Maintenance Service Period” shall have the meaning given thereto in Section 4.1(c)(i).

EXHIBIT C
FIRST YEAR’S OPERATING AND CAPITAL BUDGET

[To be provided on or prior to COD]

EXHIBIT D
FORM OF MONTHLY REPORTS

[Attached]

[Project Name]
Monthly O&M Report
[Date]

Table of Contents

01 Executive Summary	4
02 Operating Report	9
03 Financial Statements	16

SECTION 01

EXECUTIVE SUMMARY

01           Executive Summary

[Insert executive summary of site performance for the month].

Site Net Monthly Production	Month	Site Net Yearly Production	YTD
Budgeted (MWh)	XX	Budgeted (MWh)	XXXX
Actual Production (MWh)	XX	Actual Production (MWh)	XXXX
As Percent of Budget	XX%	As Percent of Budget	XX.X%
Site Monthly Production Loss (MWh)	Month	Site Net Yearly Production Loss (MWh)	YTD
Manufacturer Force Majeure Utility BoP Environmental Curtailment Owner	XX XX XX XX XX XX XX	Manufacturer Force Majeure Utility BoP Environmental Curtailment Owner	XX XX XX XX XX XX XX
Total	XX	Total	XX
Availability / Downtime	Month	Availability / Downtime	YTD
Budgeted Availability	XX%	Budgeted Availability	XX.X%
Site Availability	XX%	Site Availability	XX.X%
Curtailment Downtime	X%	Curtailment Downtime	X%
Weather Downtime	X%	Weather Downtime	X%
Utility Downtime	X%	Utility Downtime	X%
Turbine Downtime	X%	Turbine Downtime	X%
Station Downtime	X%	Station Downtime	X%
Turbine Maintenance Downtime	X%	Turbine Maintenance Downtime	X%
Total	100.0%	Total	100.0%
Wind Resource	Jan 12	Notes
Actual (m/s)	X.X

SECTION 02

OPERATING REPORT

02           Operating Report

Safety and Environmental

Being safe and productive is our number one goal.  XXXXX  holds weekly in-depth, and daily subcontractor safety meetings throughout the month to discuss safety issues and concerns and to provide additional training.

This month’s weekly in-depth topics included:

[List topics]

On XXXXXX,  [describe events].

XXXXXXXX has worked XXX days without a lost time accident.

During the current operating month, XXXXXX personnel worked XXXX hours and subcontractor personnel worked XXXXX hours for a total of XXXXXXX hours.

Environmental Compliance

Insert comments on Project environmental activities

•	Site Spills, Releases, Inspections etc
•	Regulatory monitoring-Avian, plants, wildlife etc
•	SPCC, SWPPP compliance

Operations – Data:

1.           Below is a table of the top five (5) cumulative faults for the current operating month.

Fault Description	Fault Count	Downtime Duration (Hrs.)	% of Total Downtime Duration	Energy Lost (MWh)	% of Total Energy Lost
XXXX
XXXX
XXXX
XXXX
XXXX

2.	Below is a table of the top five (5) turbines most affected by downtime for the current operating month.

Turbine	Main Cause of Downtime	Downtime Duration (Hrs.)	% of Total Downtime Duration	Energy Lost (MWh)	% of Total Energy Lost
XXX	XXXX
XXX	XXXX
XXX	XXXX
XXX	XXXX
XXX	XXXX

3.	Below is a table of the largest turbine faults in relation to downtime for the current operating month.

Performance Report For Major Turbine Downtime	Downtime Duration (Hrs.)	% of Total Downtime Duration	Energy Lost (MWh)	% of Total Energy Lost
XXXX
XXXX
XXXX
XXXX
XXXX

6.           Below are summaries of the above top five manufacturer’s downtime contributors for the current operating month.

[Description of leading faults, causes, and remedies]

Maintenance

Scheduled Turbine Maintenance

Annual turbine maintenance began in XXX and at the conclusion of the current operating month, all maintenances have been completed.

XXXXXXXXXXXXXXX  has completed the XXX retrofit.

Maintenance & Retrofit Status
Description	% Complete	Original Completion Date	Targeted Completion Date
Annual Maintenance
Semi-Annual Maintenance
XXXX Retrofit
XXXX Retrofit

Unscheduled BOP Outages

There were no outages for the current operating month.

Major Component Failure

[Describe any major component failures]

Contractual Notices

Describe any notice received or submitted
•	Warranty claims
•	Regulatory filings
•	NERC/FERC filings

Turbine Work:

There were XXX turbine work reports (turbine visits) during the current operating month.  Below is a table that summarizes the work conducted.

Work Activity	Number of Work Permits	% of Total Work Reports

(i)

(ii)

(iii)           Current BOP Work Activities:

[Describe BOP work activities for the month, including scheduled and unscheduled outages for collection system, substation and transmission line.]

Future Special Projects:

[Describe ongoing special projects, studies, capital projects, etc.]

SECTION 3

FINANCIAL REPORT

03           Budget Report

[Insert financial report(s) including budget variance, with input from Administrator as appropriate]

Panhandle Wind 2 LLC
REC Sales Position
	Current Year		Current Year + 1		Current Year + 2		Current Year + 3		Current Year + 4
	Front Half	Back Half	Front Half	Back Half	Front Half	Back Half	Front Half	Back Half	Front Half	Back Half
P50 Generation, MWh
P95 Generation, MWh
Actual Generation to Date MWh

RECs Sold, MWh

EXHIBIT E
Real Property Documents

Tract 1
Fee Owner:  John Tom Smith and Carrie Shadid Smith
Commitment No. 10652B

Easement created pursuant to the following documents:  Option Agreement for Easement by and between John T. Smith and Carrie Shadid Smith and Pattern Panhandle Wind LLC, dated July 10, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated July 10, 2013, recorded July 18, 2013, as Document No. 2013-00001006, in Volume 586, Page 338, Official Public Records, Carson County, Texas, as evidenced of record by that certain Memorandum of Option and Easement, dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001105, in Volume 587, Page 484, Official Public Records, Carson County, Texas; as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC (“Assignor”) and Pattern Panhandle Wind 2 LLC (“Assignee”) dated November 18, 2013, recorded November 18, 2013, as Document No. 2013-00001744, in Volume 597, Page 36, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001778, in Volume 597, Page 283, Official Public Records, Carson County.

Tract 2
Fee Owner:  Mary Kate Surratt Rittmann, Trustee of the Mary Kate Surratt Rittmann GST Exempt Trust, and Alice  S. Dawson and Robbin  R. Dawson
Commitment No. 10652J

Easement created pursuant to the following documents:  Option Agreement for Easement by and between Mary Kate Surratt Rittmann, as Trustee of the Mary Kate Surratt Rittmann GST Exempt Trust established under the Last Will and Testament of Margaret P. Surratt, Deceased dated September 6, 1996 and Margaret Alice Surratt Dawson, as Trustee of the Margaret Alice Surratt Dawson GST Exempt Trust established under the Last Will and Testament of Margaret P. Surratt, Deceased dated September 6, 1996 and Pattern Panhandle Wind LLC, dated October 1, 2011 (“Option Agreement”),, as evidenced of record by that certain Memorandum of Option and Easement, dated October 1, 2011, recorded December 19, 2011, as Document No. 2011-00001422, in Volume 551, page 145, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Mary Kate Surratt Rittmann, as Trustee of the Mary Kate Surratt Rittmann GST Exempt Trust, as to an undivided ½ interest, Margaret Alice Surratt Dawson, as Trustee of the Margaret Alice Surratt Dawson GST Exempt Trust established under the Last Will and Testament of Margaret P. Surratt, Deceased, dated September 6, 1996, and Margaret Alice Surratt Dawson a/k/a Alice S. Dawson and husband, Robbin R. Dawson, as to their undivided ½ interest (“Owner”)and Pattern Panhandle Wind LLC, dated June 28, 2013, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement,

dated June 28, 2013, recorded July 18, 2013, as Document No. 2013-00001007, in Volume 586, page 344, Official Public Records, Carson County, Texas, as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001782, in Volume 597, Page 305, Official Public Records, Carson County.

Tract 3
Fee Owner:  Anne Easter f/k/a Anne Drawe McNeill
Commitment No. 10652G

Easement created pursuant to the following documents:  Option Agreement for Easement by and between Anne Easter and Pattern Panhandle Wind LLC dated January 13, 2011 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated January 13, 2011, recorded November 5, 2012, as Document No. 2012-00001378, in Volume 570, Page 140, Official Public Records of Carson County, Texas as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001780, in Volume 597, Page 296, Official Public Records, Carson County, Texas.

Tract 4
Fee Owner:  Jerry D. Biggs and Judy L. Biggs
Commitment No. 10652E

Easement created pursuant to the following documents:  Amended and Restated Option Agreement for Easement by and between Jerry D. Biggs and Judy L. Biggs, husband and wife and Pattern Panhandle Wind 2 LLC dated effective as of March 27, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Amended and Restated Option and Easement dated effective as of March 27, 2013, recorded October 1, 2013, as Document No. 2013-00001433, in Volume 592, Page 470, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001779, in Volume 597, Page 288, Official Public Records, Carson County.

Tract 5

Fee Owner:  Jerry D. Biggs and Judy L. Biggs
Commitment No. 10652E

Intentionally Deleted from Project

Tract 6, Parcels 1-3
Fee Owner:  Simms & Son Inc.
Commitment No. 10652D and 10652M

Easement created pursuant to the following documents:  Amended and Restated Option Agreement for Easement by and between Simms & Son Inc. and Pattern Panhandle Wind 2 LLC dated effective as of March 16, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Amended and Restated Option and Easement dated effective as of March 27, 2013, recorded September 25, 2013, as Document No. 2013-00001415, in Volume 592, Page 375, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001785, in Volume 597, Page 323, Official Public Records, Carson County, Texas.

Tract 6, Parcel 4
Fee Owner:  Simms & Son Inc.
Commitment No. 10652D and 10652M

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 18, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 6, Parcel 5
Fee Owner:  Simms & Son Inc.
Commitment No. 10652D and 10652M

Aerial Easement Agreement by and between Simms and Son, Inc. and Pattern Panhandle Wind 2 LLC dated November 21, 2013, recorded November 26, 2013, as Document No. 2013-00001796, in Volume 597, Page 402, Official Public Records, Carson County, Texas.

Tract 7
Fee Owner:  Wade Ritter and Skye Ritter
Commitment No. 10652A

Easement created pursuant to the following documents:  Amended and Restated Option Agreement for Easement by and between Wade Ritter and Skye Ritter, husband and wife and Pattern Panhandle Wind 2 LLC dated effective as of August 24, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Amended and Restated Option and Easement dated August 24, 2013, recorded November 5, 2013, as Document No. 2013-00001650, in Volume 595, Page 363, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 2, 2013, as Document No. 2013-00001824, in Volume 598, Page 70, Official Public Records, Carson County, Texas.

Tract 8
Fee Owner:  Mogie R McCray, Trustee of the James B. McCray Testamentary Trust
Commitment No. 10652L

Easement created pursuant to the following documents:  Option Agreement for Easement by and between Mogie R. McCray, Trustee, James B. McCray Testamentary Trust and Pattern Panhandle Wind 2 LLC, dated April 10, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated April 10, 2013, recorded May 9, 2013, as Document No. 2013-00000679, in Volume 582, page 198, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 2, 2013, as Document No. 2013-00001825, in Volume 598, Page 75, Official Public Records, Carson County, Texas.

Tract 9
Fee Owner:  1/2 Opal Herndon; 1/6 Lynelle Herndon MacKechnie (f/k/a Lynelle Herndon McMurtry); 1/6 Lisa Herndon Klett; 1/6 Hal Herndon (a/k/a Hal Joe Herndon)
Commitment No. 10652H

Easement created pursuant to the following documents:  Option Agreement for Easement by and between Opal Herndon, Hal Joe Herndon, Lynelle Herndon Mackechnie and Lisa Herndon Klett and Pattern Panhandle Wind LLC, dated March 20, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated March 20, 2007, recorded April 11, 2007, as Document No. 00000430, in Volume 448, page 262, and recorded April 11, 2007, as Document No. 00000431, in Volume 448, Page 267, Official Public Records, Carson County, Texas; as amended by that certain First Amendment to Option Agreement for Easement by and between Opal Herndon, Hal Joe Herndon, Lynelle Herndon Mackechnie and Lisa Herndon Klett and

Pattern Panhandle Wind LLC, successor to Babcock & Brown Panhandle Wind LLC dated October 18, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated October 18, 2012, recorded November 1, 2012 , as Document No. 2012-00001363, in Volume 570, page 87, Official Public Records, Carson County, Texas, as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock and Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001784, in Volume 597, Page 316, Official Public Records, Carson County.

Tract 10
Fee Owner:   Kerri Sue Biggs Hicks (1/2 interest) Vanessa Dianne Biggs Watkins (1/4 interest) and Lucas Cortney Biggs (1/4 interest)
Commitment No. 10652F

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Kerri Sue Biggs Hicks, Vanessa Dianne Biggs Watkins and Lucas Cortney Biggs and Pattern Panhandle Wind 2 LLC dated November 27, 2013, (“Option Agreement”) as evidenced of record by that certain Memorandum of Option and Easement dated November 27, 2013 (“Option Agreement”), recorded December 3, 2013 as Document No. 2013-00001828, in Volume 598, Page 96, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated December 3, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 3, 2013, as Document No. 2013-00001833, in Volume 598, Page 140, Official Public Records, Carson County, Texas.

Tract 11
Fee Owner:  Elizabeth Ann Metcalf
Commitment No. 10652I

Easement created pursuant to the following documents:  Option Agreement for Easement by and between Curtis Metcalf and Ann Metcalf and Pattern Panhandle Wind LLC, dated February 9, 2007, as evidenced of record by that certain Memorandum of Option and Easement, dated February 9, 2007 (“Option Agreement”), recorded April 11, 2007, as Document No. 00000439, in Volume 449, page 1, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Elizabeth Ann Metcalf aka Ann Metcalf, individually and as Independent Executrix of the Estate of George Curtis Metcalf, deceased and Pattern Panhandle Wind LLC, a successor to Babcock and Brown Panhandle Wind LLC, dated July 23, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated July 23, 2012, recorded  July 30,

2012, as Document No. 2012-00000918, in Volume 564, page 494; Official Public Records, Carson County, Texas, as assigned in Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001781, in Volume 597, Page 300, Official Public Records, Carson County, Texas.

Tract 12
Fee Owner:  B. F. Urbanczyk Farms Inc
Commitment No. 10652K

Easement created pursuant to the following documents:  Option Agreement for Easement by and B.F. Urbanczyk Farms Inc. and Pattern Panhandle Wind LLC, dated March 16, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated March 16, 2007, recorded April 11, 2007, as Document No. 00000423, in Volume 448, page 233, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between B.F. Urbanczyk Farms Inc. and Pattern Panhandle Wind LLC, a successor to Babcock and Brown Panhandle Wind LLC, dated May 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated May 4, 2012, recorded  May 17, 2012, as Document No. 2012-00000597, in Volume 560, page 192; Official Public Records, Carson County, Texas, as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas and that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated November 15, 2013, recorded November 18, 2013, as Document No. 2013-00001744, in Volume 597, Page 36,, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001783, in Volume 597, Page 311, Official Public Records, Carson County, Texas.

Tract 13
Fee Owner:  Pattern Panhandle Wind 2 LLC
Commitment No. 10652CC

Special Warranty Deed from Pattern Panhandle Wind LLC to Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001963, in Volume 600, Page 298, Official Public Records, Carson

County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 14, Parcel 1
Fee Owner:  Jack Ramey and Susan O Ramey
Commitment No. 10652N

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Jack Ramey and Susan Ramey, husband and wife, and Dan Thomas Ramey and Pattern Panhandle Wind 2 LLC dated October 8, 2013, as evidenced of record by that certain Memorandum of Option and Easement dated October 8, 2013 (“Option Agreement”), recorded October 16, 2013 as Document No. 2013-00001494, in Volume 594, Page 10, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 27, 2013, as Document No. 2013-00001807, in Volume 597, Page 465, Official Public Records, Carson County, Texas.  Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 14, Parcel 2
Fee Owner:  Jack Ramey and Susan O Ramey
Commitment No. 10652N

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 15 – Parcel 1
Fee Owner: Jerry D. Biggs and Judy L. Biggs
Commitment No. 10652O

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Jerry D. Biggs and Judy L. Biggs, husband and wife, and Pattern Panhandle Wind 2 LLC dated September 23, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated September 23, 2013, recorded September 25, 2013 as Document No. 2013-00001414, in Volume 592, Page 369, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 27, 2013, as Document No. 2013-00001806, in Volume 597, Page 461, Official Public Records, Carson County, Texas.  Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 15 – Parcel 2
Fee Owner: Jerry D. Biggs and Judy L. Biggs
Commitment No. 10652O

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 16 – Parcel 1
Fee Owner:  Max Helen Pickens Harrison as to a 5/6 interest
Wendellyn Max Mixson Allen as to a 1/6 interest
Commitment No. 106520P

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Max Helen Harrison Millican, individually and as Independent Executor of the Estate of Max Helen Pickens Harrison, Deceased and Wendellyn Max Mixson Allen and Pattern Panhandle Wind 2 LLC dated November 19, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated November 19, 2013, recorded December 5, 2013 as Document No. 2013-00001851, in Volume 598, Page 246, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 6,

2013, as Document No. 2013-00001856, in Volume 598, Page 290, Official Public Records, Carson County, Texas.  Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 16 – Parcel 2
Fee Owner:  Max Helen Pickens Harrison as to a 5/6 interest
Wendellyn Max Mixson Allen as to a 1/6 interest
Commitment No. 106520P

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 16 – Parcel 3
Fee Owner:  Max Helen Pickens Harrison as to a 5/6 interest
Wendellyn Max Mixson Allen as to a 1/6 interest
Commitment No. 106520P

Aerial Easement Agreement by and between Max Helen Harrison Millican, individually and as Independent Executor of the Estate of Max Helen Pickens Harrison, Deceased and Wendellyn Max Mixson Allen and Pattern Panhandle Wind 2 LLC dated November 19, 2013, recorded December 6, 2013, as Document No. 2013-00001855, in Volume 598, Page 282, Official Public Records, Carson County, Texas.

Tract 17
Fee Owner:  Allene Joyce Stovall and Eula Mae Stovall
Commitment No. 10652Q

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Allene Stovall, individually and as Attorney in Fact for Eula Mae Stovall and Pattern Panhandle Wind 2 LLC dated September 25, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated September 25, 2013, recorded October 1, 2013 as Document No. 2013-00001435, in Volume 592, Page 484, Official Public Records, Carson County, Texas.  The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated

December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013, as Document No. 2013-00001841, in Volume 598, Page 191, Official Public Records, Carson County, Texas.  Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 18 – Parcel 1
Fee Owner:  DCB Prewit Farm LLC
Commitment No. 10652R

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between DCB Prewit Farm L.L.C. and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001110, in Volume 588, Page 9, Official Public Records, Carson County, Texas, as amended by that certain unrecorded First Amendment to Option Agreement and Easement Agreement for Transmission Line Easement dated September 30, 2013. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001836, in Volume 598, Page 169, Official Public Records, Carson County, Texas.  Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 18 – Parcel 2
Fee Owner:  DCB Prewit Farm LLC
Commitment No. 10652R

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 19
Fee Owner:  Pattern Panhandle Wind LLC
Commitment No. 10415QQQ

Transmission Easement Agreement by and between  Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013, as Document No. 2013-00001962, in Volume 600, Page 283, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 20 – Parcel 1
Fee Owner:  Kevin Powers, Jowannah Powers, Lewis Powers and Tommie Kay Powers
Commitment No. 10652S

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Lewis W. Powers and wife, Tommie Kay Powers and Kevin Powers and wife, Jowannah Anjannett Powers and Pattern Panhandle Wind 2 LLC, dated August 15, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 15, 2013, recorded August 16, 2013, as Document No. 2013-00001210, in Volume 589, page 271, Official Public Records, Carson County, Texas, as amended by that certain unrecorded First Amendment to Option Agreement and Easement Agreement for Transmission Line Easement dated October 22, 2013.  The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001840, in Volume 598, Page 187, Official Public Records, Carson County, Texas.  Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 20 – Parcel 2
Fee Owner:  Kevin Powers, Jowannah Powers, Lewis Powers and Tommie Kay Powers
Commitment No. 10652S

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18,

2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 21 – Parcel 1
Fee Owner:  Dorothy E Broadaway
Commitment No. 10652T

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Dorothy E. Broadaway and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001107, in Volume 587, Page 493, Official Public Records, Carson County, Texas and re-recorded on November 27, 2013 as Document No. 2013-00001801, Volume 597, Page 436, Official Public Records, Carson County, Texas, as amended by that certain unrecorded First Amendment to Option Agreement and Easement Agreement for Transmission Line Easement dated November 27, 2013. The exercise of the option granted in the Option Agreement, as amended being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001842, in Volume 598, Page 195, Official Public Records, Carson County, Texas.  Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 21 – Parcel 2
Fee Owner:  Dorothy E Broadaway
Commitment No. 10652T

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 22 – Parcel 1 & 2
Fee Owner:  Marvin L Urbanczyk and Janet Urbanczyk
Commitment No. 10652U

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Marvin L. Urbanczyk and wife, Janet Urbanczyk and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001108, in Volume 587, Page 500, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001843, in Volume 598, Page 200, Official Public Records, Carson County, Texas.

Tract 22 – Parcel 3
Fee Owner:  Marvin L Urbanczyk and Janet Urbanczyk
Commitment No. 10652U

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 23 – Parcel 1
Fee Owner:  Brett Lee Bamert, Trustee of The Brett Lee Bamert 2012 Trust
Commitment No. 10652V

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Brett Lee Bamert Trustee of The Brett Lee Bamert 2012 Trust and Pattern Panhandle Wind 2 LLC, dated August 15, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 15, 2013, recorded August 16, 2013, as Document No. 2013-00001211, in Volume 589, page 279, and re-recorded on November 11, 2013, as Document No. 2013-00001695, in Volume 596, Page 118, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001837, in Volume 598, Page 174, Official Public Records, Carson County, Texas.

Tract 23 – Parcel 2
Fee Owner:  Brett Lee Bamert, Trustee of The Brett Lee Bamert 2012 Trust

Commitment No. 10652V

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 24 Parcel 1
Fee Owner:  Freeman Bros Inc.
Commitment No. 10652W

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Freeman Bros. Inc. and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001109, in Volume 588, Page 1, and re-recorded on November 13, 2013 as Document No. 2013-00001694, in Volume 596, Page 109, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001839, in Volume 598, Page 183, Official Public Records, Carson County, Texas.

Tract 24 Parcel 2
Fee Owner:  Freeman Bros Inc.
Commitment No. 10652W

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 25 Parcel 1
Fee Owner:  Dudley Pohnert and Cindy Pohnert
Commitment No. 10652X

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between Dudley Pohnert and Cindy Pohnert, husband and wife and Pattern Panhandle Wind 2 LLC, dated August 9, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 9, 2013, recorded August 15, 2013, as Document No. 2013-00001206, in Volume 589, page 248, and re-recorded on November 13, 2013 as Document No. 2013-00001693, in Volume 596, Page 102, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001838, in Volume 598, Page 179, Official Public Records, Carson County, Texas.

Tract 25 Parcel 2
Fee Owner:  Dudley Pohnert and Cindy Pohnert
Commitment No. 10652X

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 26 Parcel 1
Fee Owner:  Stephen Warminski
Commitment No. 10652Y

Easement created pursuant to the following documents:  Option Agreement and  Easement Agreement for Transmission Line Easement by and between Stephen Warminski and Bonnye Warminski and Pattern Panhandle Wind 2 LLC, dated October 22, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated October 22, 2013, recorded October 30, 2013, as Document No. 2013-00001629, in Volume 595, Page 208, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated November 22, 2013, executed by Pattern

Panhandle Wind 2 LLC, recorded November 27, 2013 as Document No. 2013-00001805, in Volume 597, Page 457, Official Public Records, Carson County, Texas.

Tract 26 Parcel 2
Fee Owner:  Stephen Warminski
Commitment No. 10652Y

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 27 Parcel 1
Fee Owner:  John Homen and Tonya Homen
Commitment No. 10652Z

Easement created pursuant to the following documents:  Option Agreement and Easement Agreement for Transmission Line Easement by and between John Homen and Tonya Homen and Pattern Panhandle Wind 2 LLC, dated October 22, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated October 22, 2013, recorded October 30, 2013, as Document No. 2013-00001630, in Volume 595, Page 215, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 27, 2013 as Document No. 2013-00001808, in Volume 597, Page 470, Official Public Records, Carson County, Texas.

Tract 27 Parcel 2
Fee Owner:  John Homen and Tonya Homen
Commitment No. 10652Z

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 28 Parcel 1
Fee Owner:  Cross Texas Transmission, LLC
Commitment No. 10652AA

Transmission Easement Agreement by and between Cross Texas Transmission, LLC and Pattern Panhandle Wind 2 LLC, dated December 17, 2013 (“Easement Agreement”), recorded December 19, 2013, as Document No. 2013-00001967 in Volume 600, Page 311, Official Public Records, Carson County, Texas.

Tract 28, Parcel 2
Fee Owner:  Cross Texas Transmission, LLC
Commitment No. 10652AA

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.  Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 29
Fee Owner:  Simms and Son Inc.
Commitment No. 10652FF

Sublease Agreement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, as evidenced of record by that certain Memorandum of Sublease Agreement (Laydown Area Lease – Simms and Son Inc.) dated December 18, 2013, recorded December 18, 2013, as Document No. 2013-00001960 in Volume 600, Page 272, Official Public Records, Carson County, Texas.

Tract 30
Fee Owner:  Stephen Warminski
Commitment No. 10652DDD

Sublease Agreement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, as evidenced of record by that certain Memorandum of Sublease Agreement (Laydown Area Lease – Warminski) dated

December 18, 2013, recorded December 18, 2013, as Document No. 2013-00001961 in Volume 600, Page 277, Official Public Records, Carson County, Texas.

BNSF License:

License for Electric Supply Line Across or Along Railway Property (Electric Light, Power Supply, Irrespective of Voltage, Overhead or Underground) effective as of November 18, 2013 by and between BNSF Railway Company, a Delaware corporation (“Licensor”) and Pattern Panhandle Wind 2 LLC, a Delaware limited liability company (“Licensee”), as evidenced of record by that certain Memorandum of License for Electric Supply Line Agreement dated November 18, 2013; Tracking No. 13-48626

Biggs Purchase Option:

Option Agreement dated September 30, 2013 by and between Jerry D. Biggs and Judy L. Biggs and Panhandle, as evidenced of record by that certain Memorandum of Option Agreement dated September 30, 2013, recorded October 1, 2013, as Document No. 2013-00001434, in Volume 592, Page 477, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement and First Amendment to Memorandum of Option Agreement dated October 24, 2013 by and between Jerry D. Biggs and July L. Biggs and Panhandle, recorded on November 7, 2013, as Document No. 2013-00001670, in Volume 595, Page 499, Official Public Records, Carson County, Texas.

EXHIBIT F
Intentionally Not Used

EXHIBIT G
PERMITS

	Document	Date
1.
WTG Federal Aviation Administration 7460-1 Determination of No Hazard to Navigation, Aeronautical Study Nos.: 2012-WTW-10431; 2012-WTW-10432; 2012-WTW-10480; 2012-WTW-10481; 2012-WTW-10482; 2012-WTW-10484; 2012-WTW-10494; 2012-WTW-10495; 2012-WTW-10496; 2012-WTW-10497; 2012-WTW-10498; 2012-WTW-10499; 2012-WTW-10500; 2012-WTW-10501; 2012-WTW-10502; 2012-WTW-10503; 2012-WTW-10504; 2012-WTW-10505; 2012-WTW-10517; 2012-WTW-10518; 2012-WTW-10524-OE; 2012-WTW-10525-OE; 2012-WTW-10526-OE; 2012-WTW-10527-OE; 2012-WTW-10528-OE; 2012-WTW-10529-OE; 2012-WTW-10536-OE; 2012-WTW-10538-OE; 2012-WTW-10539-OE; 2012-WTW-10540-OE; 2012-WTW-10541-OE;

and

2013-WTW-2584; 2013-WTW-2585; 2013-WTW-2587

and

2013-WTW-2583;; 2013-WTW-2586;

and

2013-WTW-3597; 2013-WTW-3598; 2013-WTW-3599; 2013-WTW-3600; 2013-WTW-3601; 2013-WTW-3602; 2013-WTW-3603; 2013-WTW-3604; 2013-WTW-3605; 2013-WTW-3606; 2013-WTW-3607; 2013-WTW-3608; 2013-WTW-3609; 2013-WTW-3610; 2013-WTW-3611; 2013-WTW-3612; 2013-WTW-3613; 2013-WTW-3614; 2013-WTW-3615; 2013-WTW-3616; 2013-WTW-3617; 2013-WTW-3618; 2013-WTW-3619; 2013-WTW-3620; 2013-WTW-3621; 2013-WTW-3622; 2013-WTW-3623; 2013-WTW-3624; 2013-WTW-3625; 2013-WTW-3626; 2013-WTW-3627; 2013-WTW-3628; 2013-WTW-3629; 2013-WTW-3630; 2013-WTW-3631; 2013-WTW-3632; 2013-WTW-3633; 2013-WTW-3634; 2013-WTW-3635; 2013-WTW-3636; 2013-WTW-3637; 2013-WTW-3638; 2013-WTW-3639; 2013-WTW-3640; 2013-WTW-3641;
March 6, 2013 June 13, 2013 July 30, 2013 August 15, 2013

2013-WTW-3642; 2013-WTW-3643; 2013-WTW-3644; 2013-WTW-3645; 2013-WTW-3646; 2013-WTW-3647; 2013-WTW-3648; 2013-WTW-3649; 2013-WTW-3650; 2013-WTW-3651; 2013-WTW-3652; 2013-WTW-3653.
2.	Notice of Intent for Storm Water Discharges Associated with Construction Activity under TPDES General Permit	October 25, 2013
3.	Storm Water Pollution Prevention Plan for Construction Activities	October 23, 2013
4.	Carson County Crossing Road and Right of Way and Use Permit in connection with project infrastructure crossing County Roads 15, 16, 17, K, O, S, U, W, X, Y and R.	October 28, 2013
5.	PUCT Approval of Application of Sharyland Utilities LP to amend a Certificate of Convenience and Necessary for a Service Area Exception in Carson County.	August 7, 2013
6.	State (TXDOT) Permit No. 7 to Construct Access Driveway Facilities on Highway Right of Way	October 22, 2013
7.	State (TXDOT) Permit No. 8 to Construct Access Driveway Facilities on Highway Right of Way	October 22, 2013
8.	State (TXDOT) Permit No. 9 to Construct Access Driveway Facilities on Highway Right of Way	October 22, 2013
9.	State (TXDOT) Permit No. 10 to Construct Access Driveway Facilities on Highway Right of Way	October 22, 2013
10.	State (TXDOT) Notice and Approval No. AMA20131029093328 in connection with project transmission line crossing US Highway 60	November 4, 2013
11.	State (TXDOT) Notice and Approval No. AMA20131029103344 in connection with project transmission line crossing FM Highway 294	November 4, 2013

EXHIBIT H
PROJECT AGREEMENTS

The following documents have been provided by the Owner to the O&M Contractor and are the Project Agreements (provided that the Project Agreements shall also include any written amendment, supplement or modification thereto entered into after the date hereof, if a complete copy of such amendment, supplement or modification has been provided to the O&M Contractor):

BOP Agreement

Turbine Supply Agreement

Service and Maintenance Agreement

Transformer Purchase Agreements

Interconnection Agreement

Energy Hedge Agreement

Build-Out Agreement

Project Administration Agreement

Shared Facilities Agreement (Phase 1)

Shared Facilities Agreement (Phase 2)

Real Property Documents

Energy Service Management Agreement

Tax Agreements

EXHIBIT I

[Subject to review by Independent Engineer.]

INCLUDED SCHEDULED BOP MAINTENANCE

Electrical System:

1)  Visual inspection of collection system.

2)  Visual inspection of substations.

Project:

1) Inspect permanent Met Stations and towers.

2) Monitor and schedule road maintenance as needed (not including performance of road maintenance).

SCHEDULED WTG MAINTENANCE:

All routine scheduled WTG maintenance services set forth in the Operation and Maintenance Manuals for the WTGs or as otherwise agreed between the O&M Contractor and the Owner.  These services include, but are not limited to:

(a)           Tightening or torqueing all fasteners as required;

(b)           Adjusting sensors and switches;

(c)           Lubricating as required;

(d)           Inspection and cleaning as required;

(e)           Depositing Hazardous Materials and waste oil associated with the Scheduled WTG Maintenance in appropriate containers and completion of all required manifests and logs relating thereto;  and

(f)           Manage and coordinate the removal of all Hazardous Materials and waste oil, associated with the Scheduled WTG Maintenance, shipping costs to be paid by the Owner.

UNSCHEDULED WTG MAINTENANCE:

Responding to all unscheduled events and WTG faults affecting availability of the Wind Plant and in the O&M Contractor’s reasonable judgment, those services necessary for the WTGs to comply with applicable laws, permits and Project Agreements and not otherwise included in Scheduled WTG Maintenance.  These services include, but are not limited to:

(g)           Immediate response to outage events;

(h)           Troubleshooting equipment to determine any necessary repairs;

(i)           Repairing affected equipment;

(j)           Depositing Hazardous Waste and waste oil associated with the Unscheduled WTG Maintenance in appropriate containers and completion of all required manifests and logs relating thereto;

(k)           Manage and coordinate the removal of all Hazardous Materials and waste oil associated with the Unscheduled WTG Maintenance, shipping costs to be paid by the Owner.

(l)           Performing work on the Wind Plant requiring a crane;

(m)           Addressing serial repairs or retrofits on the Wind Plant or Wind Plant Site.

SCHEDULE 2.3(i)
APPROVED SUBCONTRACTORS

None.

SCHEDULE 2.3(iii)

[Subject to review by Insurance Consultant.]

SUBCONTRACTOR INSURANCE REQUIREMENTS

The O&M Contractor shall ensure its Subcontractors performing work under this Agreement procure and maintain, at their sole cost and expense, insurance coverage required by law and consistent with risks associated with Subcontractors’ activities and prudent industry practice, subject to minimum insurance requirements as set out below.

a)
comprehensive general liability insurance, on a broad form basis, covering bodily injury and property damage, operations, contractual and personal injury liability, products and completed operations with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

b)
all forms and types of insurance required by Applicable Law with respect to employees, including workers compensation and disability benefits insurance, in amounts required by Applicable Law, and Employers Liability with limits of not less than:

Bodily Injury by Accident $1,000,000 each accident

Bodily Injury by Disease $1,000,000 each employee

Bodily Injury by Disease $1,000,000 policy limit;

c)
automobile liability insurance including, but not limited to, coverage for owned, non-owned and hired automobiles with a minimum of $1,000,000 combined single limit coverage for any occurrence, covering automobiles used by the O&M Contractor in connection with the operation and maintenance of the Wind Plant; and

d)	pollution, product, professional liability, and/or other insurance as appropriate to Subcontractors’ services.

Additional Requirements:

a)
Subcontractors’ insurance shall be procured and maintained with responsible insurers rated “A-, X” or better by A.M. Best (provided that, if such coverage is not available from an insurer rated “A-, X” or better by A.M. Best on commercially reasonable terms, such insurance shall be procured and maintained with responsible and reputable insurers rated less than “A-, X” and the Party providing the insurance shall notify the other Party) authorized to do business in the State of Texas;

b)
Subcontractors shall provide evidence of insurance acceptable to the O&M Contractor and the Owner prior to commencement of work, and shall maintain such evidence of insurance at all times during provision of services.

c)	Exceptions to these insurance requirements may be agreed in writing between the O&M Contractor and the Owner prior to commencement of work.

d)           The O&M Contractor shall endeavor to cause material Subcontractors to add the O&M Contractor and the Owner as Additional Insureds and provide a waiver of subrogation in favor of the O&M Contractor and the Owner where legally permitted.

SCHEDULE 4.1(d)
CERTAIN ADDITIONAL O&M CONTRACTOR DUTIES UNDER PROJECT AGREEMENTS

None.

SCHEDULE 7.2(c)
BILLABLE WORK RATE SCHEDULE

Position	Billing Rate, $/manhour
Director, Asset Management	$260/hour
Senior Specialist/Facility Manager	$190/hour
Specialist/Assistant Facility Manager	$150/hour
Analyst, Operator	$120/hour

Notes:
1. Rates do not include travel costs which will be reimbursed at cost. Any such costs shall be approved by Owner prior to being incurred.

Adjustment

The labor rates set forth in this Schedule shall be escalated annually beginning twelve (12) months from the Commencement Date and every twelve (12) months thereafter by a factor of one hundred percent (100%) of any percentage increase in the CPI during each such twelve (12) month period.

Schedule 10.4(a)
Schedule of Demobilization Fees

Termination Date:	Termination Fee
If terminated prior to end of the Term pursuant to Section 10.4(a).	100% of the Fixed Fee to be paid for the next succeeding twelve (12) months.

The Demobilization Fee shall include any applicable escalation of the Fixed Fee pursuant to Section 7.1(c); provided that the Parties shall use their best efforts to estimate such escalation in accordance with the terms of this Agreement if the Fixed Fee cannot be precisely determined for the succeeding year after the year in which the Agreement is terminated.

SCHEDULE 14

[Subject to review by Insurance Consultant.]

Insurance

O&M Contractor Insurance.

The O&M Contractor shall, at its sole cost and expense, procure and maintain during any period during which the O&M Contractor has personnel on any of the Wind Plant Site, and provide the Owner with acceptable evidence (in form and substance reasonably satisfactory to the Owner) of the existence of, the types and amounts of insurance listed below with respect to the activities of its employees and representatives in connection with this Agreement.

a)
comprehensive general liability insurance, on a broad form basis, covering bodily injury and property damage, operations, contractual and personal injury liability, products and completed operations with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

b)
all forms and types of insurance required by Applicable Law with respect to employees, including workers compensation and disability benefits insurance, in amounts required by Applicable Law, and Employers Liability with limits of not less than:

Bodily Injury by Accident $1,000,000 each accident

Bodily Injury by Disease $1,000,000 each employee

Bodily Injury by Disease $1,000,000 policy limit;

c)
automobile liability insurance including, but not limited to, coverage for owned, non-owned and hired automobiles with a minimum of $1,000,000 combined single limit coverage for any occurrence, covering automobiles used by the O&M Contractor in connection with the operation and maintenance of the Wind Plant; and

d)
excess/umbrella liability insurance or equivalent form with a minimum of $10,000,000 per occurrence and in the aggregate for any occurrence following the terms of the primary insurance set forth in items (a), (b) (with respect to employers liability only) and (c) above.

e)
Pollution liability insurance with a minimum $1,000,000 limit per occurrence and in the aggregate.  If coverage is written on a claims made basis then the retroactive date shall precede the Wind Plant’s commercial operation date and coverage shall continue uninterrupted for a period of two (2) years after the end of the Term

Schedule 14 - 1

Owner Insurance.

The Owner shall procure and maintain Wind Plant insurance of the type and amount specified below;

a)	property insurance providing coverage for the Wind Plant and all installed equipment, and in an amount specified by the Owner.

b)      liability insurance in accordance with industry standard.

Additional Requirements.

Each policy of insurance required by this Schedule 14 shall:

a)
be procured and maintained with responsible insurers rated “A-, X” or better by A.M. Best (provided that, if such coverage is not available from an insurer rated “A-, X” or better by A.M. Best on commercially reasonable terms, such insurance shall be procured and maintained with responsible and reputable insurers rated less than “A-, X” and the Party providing the insurance shall notify the other Party) authorized to do business in the State of Texas;

b)	provide that the Party not required to provide the insurance, and any of its assignees, shall have no liability for the payment of any premiums or commissions for such policy;

c)
include an endorsement to the policy adding the Party not providing the insurance, and its successors, assigns, partners, directors, officers, employees, lenders, investors, representatives and agents as Additional Insureds, and providing a waiver of subrogation to the benefit of all such parties and that such insurance shall be primary for their benefit regardless of any insurance carried by an Additional Insured;

d)	include a severability of interest clause and/or cross-liability clause, as applicable; and

e)	provide that the O&M Contractor’s insurance is primary with respect to the interests of the Additional Insureds for the Wind Plant.

Each Party providing insurance pursuant to this Schedule 14 shall ensure that certificates of insurance for policies required hereunder are provided to the other Party annually or upon written request.

Schedule 14 - 2